                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant / /

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement

/ /  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

- --------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4)  Proposed maximum aggregate value of transaction:

     Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                          COCA-COLA ENTERPRISES INC.


Summerfield K. Johnston, Jr.                                     PO Box 1778
      Vice Chairman and                                       Atlanta, GA 30301
   Chief Executive Officer                                       404 676-2100

                                 March 8, 1994

Dear Share Owner,

      You are cordially invited to attend the 1994 Annual Meeting of Share Owners of Coca-Cola Enterprises Inc. which will be held in Wilmington, Delaware, on Wednesday, April 13, 1994, at 10:30 a.m. The enclosed meeting notice and proxy statement contain details concerning the business to be discussed at the meeting.

      Please sign, date and return your proxy card in the enclosed envelope at your earliest convenience to assure that your shares will be represented and voted at the meeting, even if you cannot attend.

                                           [SIG CUT]

                                           Summerfield K. Johnston, Jr.

                          COCA-COLA ENTERPRISES INC.

                 NOTICE OF ANNUAL MEETING OF SHARE OWNERS
                           TO BE HELD APRIL 13, 1994

TO THE OWNERS OF COMMON STOCK
  OF COCA-COLA ENTERPRISES INC.

     The 1994 Annual Meeting of Share Owners of Coca-Cola Enterprises Inc., a Delaware corporation, will be held in the du Barry Room of the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware, on Wednesday, April 13, 1994, at 10:30 a.m., local time, for the purpose of considering and voting upon the following proposals:

          1. To elect five Directors to serve until the 1997 Annual Meeting of Share Owners;

          2. To approve the Company's 1992 Restricted Stock Award Plan (as amended and restated effective as of February 7, 1994);

          3. To approve the Company's 1994 Stock Option Plan;

          4. To approve the Company's 1994 Executive Management Incentive Plan;

          5. To approve the Company's 1994-1996 Long-Term Incentive Plan;

          6. To ratify the appointment of Ernst & Young as independent auditors of the Company for the 1994 fiscal year; and

          7. To transact such other business, including a share-owner proposal, as may properly come before the meeting and any adjournments thereof.

     Information relating to the above matters is set forth in the attached proxy statement. Share owners of record at the close of business on February 18, 1994 are entitled to notice of and to vote at the meeting and any adjournments thereof. A list of share owners of the Company as of the close of business on February 18, 1994 will be available for inspection during normal business hours from March 30 through April 12, 1994 at the offices of Morris, Nichols, Arsht and Tunnell, 1201 North Market Street, Wilmington, Delaware.

                                          By Order of the Board of Directors

                                          J. GUY BEATTY, JR.
                                          Secretary
Atlanta, Georgia
March 8, 1994

     EACH SHARE OWNER IS URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY. A SHARE OWNER WHO DECIDES TO ATTEND THE MEETING MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

                           COCA-COLA ENTERPRISES INC.
                           ONE COCA-COLA PLAZA, N.W.
                             ATLANTA, GEORGIA 30313

                                                                   March 8, 1994

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHARE OWNERS
                           TO BE HELD APRIL 13, 1994

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Coca-Cola Enterprises Inc. (the "Company") to be voted at the 1994 Annual Meeting of Share Owners of the Company and at any adjournments thereof. The Annual Meeting will be held in the du Barry Room of the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware, on Wednesday, April 13, 1994, at 10:30 a.m., local time.

     The mailing address of the principal executive offices of the Company is Post Office Box 1778, Atlanta, Georgia 30301. The approximate date on which this proxy statement and form of proxy are first being sent or given to share owners is March 8, 1994.

                                     VOTING

     Only owners of record of shares of common stock of the Company at the close of business on February 18, 1994 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. Each share owner of record on the record date is entitled to one vote for each share of common stock of the Company so owned. On February 18, 1994, there were 129,475,351 shares of common stock of the Company issued and outstanding. Under the Company's bylaws, the holders of a majority of the issued and outstanding shares of common stock, present in person or represented by proxy at the Annual Meeting, will constitute a quorum for the transaction of business.

     Share owners may vote in favor of all nominees for election as Directors or withhold their votes as to all nominees or withhold their votes as to specific nominees. With respect to all other proposals, share owners may vote in favor of or against each proposal or may abstain from voting. Share owners should specify their choices on the enclosed form of proxy card. If no specific instructions are given with respect to the matters to be acted upon, the shares represented by a properly signed proxy card will be voted FOR the election of all nominees for Director; FOR approval of the Company's 1992 Restricted Stock Award Plan (as amended and restated effective as of February 7, 1994); FOR approval of the Company's 1994 Stock Option Plan; FOR approval of the Company's 1994 Executive Management Incentive Plan; FOR approval of the Company's 1994-1996 Long-Term Incentive Plan; FOR the ratification of the appointment of Ernst & Young as independent auditors and AGAINST the share-owner proposal relating to the establishment of an independent nominating committee. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment of what is in the best interest of the Company.

     With respect to the election of Directors, the five nominees receiving the highest vote totals will be elected as Directors of the Company. Accordingly, abstentions and broker nonvotes* will have no effect on the vote for the election of Directors.

- ---------------

*"Broker nonvotes" are limited proxies submitted by brokers who do not have the required voting authority from the beneficial owners.

     With respect to all other proposals, the affirmative vote of the holders of a majority of the shares of stock of the Company present, or represented and entitled to vote, at the Annual Meeting, will be required to approve such proposals. Abstentions will be counted as present and entitled to vote, and will have the effect of "No" votes. Broker nonvotes will not be included in vote totals and will have no effect on the outcome of each vote.

     Proxies and votes will be tabulated by First Chicago Trust Company of New York, the transfer agent for the shares of common stock of the Company. Because certain holders of more than a majority of the Company's common stock have advised the Company of their intention to vote all such shares for the election of all Directors nominated by the Board of Directors for election to the Board; for approval of the Company's 1992 Restricted Stock Award Plan (as amended and restated effective as of February 7, 1994); for approval of the Company's 1994 Stock Option Plan; for approval of the Company's 1994 Executive Management Incentive Plan; for approval of the Company's 1994-1996 Long-Term Incentive Plan; for the ratification of Ernst & Young as independent auditors of the Company for the 1994 fiscal year and against the share-owner proposal relating to the establishment of an independent nominating committee (see "Principal Share Owners"), the presence of a quorum and approval of all proposals except the share-owner proposal are reasonably assured.

     All proxies delivered pursuant to this solicitation are revocable at any time prior to voting at the option of the persons executing them by giving written notice to the Secretary of the Company, by delivering a proxy bearing a later date or by voting in person at the Annual Meeting. All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given.

     All expenses incurred in connection with the solicitation of proxies will be borne by the Company. Such costs include charges by brokers, banks, fiduciaries and custodians for forwarding proxy materials to beneficial owners of stock held in their names. Solicitation may be undertaken by mail, telephone and personal contact by Directors, officers and employees of the Company without additional compensation.

PRINCIPAL SHARE OWNERS

     Set forth in the table below is information as of February 18, 1994 (except as otherwise noted) with respect to persons known to the Company to be the beneficial owners of more than five percent of the Company's issued and outstanding common stock:

                                                                  NUMBER OF SHARES    PERCENT
                         NAME AND ADDRESS                        BENEFICIALLY OWNED   OF CLASS
    -----------------------------------------------------------  ------------------   --------
    The Coca-Cola Company......................................        56,318,906(1)    43.5%
      One Coca-Cola Plaza, N.W.
      Atlanta, Georgia 30313
    Brinson Partners, Inc......................................        11,494,360(2)     8.9%
      209 South LaSalle
      Chicago, Illinois 60602-1295
    Summerfield K. Johnston, Jr................................        10,209,307(3)     7.9%
      One Coca-Cola Plaza, N.W.
      Atlanta, Georgia 30313
    Southeastern Asset Management, Inc.........................         8,986,810(4)     6.9%
      Suite 301
      860 Ridgelake Boulevard
      Memphis, Tennessee 38120

- ---------------

(1) The Coca-Cola Company has advised the Company that it intends to vote its shares of common stock of the Company in favor of (i) the election of all Directors nominated by the Board of Directors for election to the Board;
    (ii) approval of the Company's 1992 Restricted Stock Award

    Plan (as amended and restated effective as of February 7, 1994); (iii) approval of the Company's 1994 Stock Option Plan; (iv) approval of the Company's 1994 Executive Management Incentive Plan; (v) approval of the Company's 1994-1996 Long-Term Incentive Plan; (vi) the ratification of Ernst & Young as independent auditors of the Company for the 1994 fiscal year; and against the share-owner proposal relating to the establishment of an independent nominating committee.
(2) As of February 11, 1994, Brinson Partners, Inc., a registered investment advisor, together with its subsidiary, Brinson Trust Company, had sole voting and dispositive power with regard to all of the shares shown.
(3) Summerfield K. Johnston, Jr. is Vice Chairman of the Board and Chief Executive Officer of the Company. See "Election of Directors (Proposal No.
    1) -- Information Concerning Directors" and " -- Security Ownership of Directors and Officers" below. Mr. Johnston has advised the Company that he intends to vote his shares of common stock of the Company in favor of (i) the election of all Directors nominated by the Board of Directors for election to the Board; (ii) approval of the Company's 1992 Restricted Stock Award Plan (as amended and restated effective as of February 7, 1994); (iii) approval of the Company's 1994 Stock Option Plan; (iv) approval of the Company's 1994 Executive Management Incentive Plan; (v) approval of the Company's 1994-1996 Long-Term Incentive Plan; (vi) the ratification of Ernst & Young as independent auditors of the Company for the 1994 fiscal year; and against the share-owner proposal relating to the establishment of an independent nominating committee.
(4) As of January 18, 1994, Southeastern Asset Management, Inc., a registered investment advisor, had sole voting and dispositive power with regard to 7,402,610 of the shares held by it, had shared voting and dispositive power with regard to 1,324,700 of the shares held by it, and had no voting or dispositive power with regard to 259,500 of the shares held by it.

                             ELECTION OF DIRECTORS
                                (PROPOSAL NO. 1)

NOMINEES

     The Board of Directors of the Company, pursuant to the bylaws of the Company, has set the number of Directors of the Company at fourteen. The Directors are divided into three classes, with approximately one-third of the members of the Board of Directors to be elected by the share owners annually to serve three-year terms. The terms of Howard G. Buffett, Johnnetta B. Cole, T. Marshall Hahn, Jr., Claus M. Halle and Henry A. Schimberg as Directors of the Company expire at the Annual Meeting.

     The Board of Directors has named Howard G. Buffett, Johnnetta B. Cole, T. Marshall Hahn, Jr., Claus M. Halle and Henry A. Schimberg to stand for election as Directors at the Annual Meeting. Each of the nominees has consented to serve as a Director if elected at the Annual Meeting.

     Should any one or more of these nominees become unable to serve for any reason, or choose not to serve (which is not anticipated), the Board of Directors may designate a substitute nominee or nominees (in which event the persons named in the enclosed proxy card will vote all valid proxy cards for the election of such substitute nominee or nominees), allow the vacancy or vacancies to remain open until a suitable candidate or candidates are located, or by resolution provide for a lesser number of Directors.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF HOWARD G. BUFFETT, JOHNNETTA B. COLE, T. MARSHALL HAHN, JR., CLAUS
M. HALLE AND HENRY A. SCHIMBERG AS DIRECTORS TO HOLD OFFICE UNTIL THE 1997 ANNUAL MEETING OF SHARE OWNERS, AND UNTIL THEIR RESPECTIVE SUCCESSORS ARE ELECTED AND QUALIFIED.

INFORMATION CONCERNING DIRECTORS

     Set forth below with respect to the Directors and nominees for Director of the Company is information regarding their principal occupations (which have continued for at least the past five years unless otherwise noted) and certain other information.

- ------------------------------------------------------------------------------------------

                  NOMINEES FOR ELECTION TO TERM EXPIRING 1997

- ------------------------------------------------------------------------------------------


- -------------------  HOWARD G. BUFFETT, 39, has been Corporate Vice President and Assistant
- -------------------  to the Chairman and a director of Archer Daniels Midland Company
- -------------------  (agricultural processor and merchandiser) since 1992 and President of
- -------------------  Buffett Farms since 1989. From 1989 to 1992, Mr. Buffett served on the
- -------------------  Douglas County Board of Commissioners in Omaha, Nebraska. From 1989 to
- -------------------  1991, Mr. Buffett served as Chairman of the Nebraska Ethanol Authority
- -------------------  and Development Board. He is also a director of Berkshire Hathaway Inc.
- -------------------  Mr. Buffett is a member of the Public Issues Review Committee of the
- -------------------  Board of Directors of the Company. He has been a Director of the Company since December 1993.

- -------------------  JOHNNETTA B. COLE, 57, is President of Spelman College, Atlanta,
- -------------------  Georgia. She is also a director of NationsBank of Georgia, N.A. and
- -------------------  Management Training Corporation. Dr. Cole is a member of the Audit and
- -------------------  Public Issues Review Committees of the Board of Directors of the
- -------------------  Company. She has been a Director of the Company since December 1990.
- -------------------
- -------------------
- -------------------
- -------------------

- -------------------  T. MARSHALL HAHN, JR., 67, has been Honorary Chairman of the Board of
- -------------------  Directors of Georgia-Pacific Corporation (manufacturer and distributor
- -------------------  of pulp, paper and building products) since December 1993. Mr. Hahn
- -------------------  served as Chairman of the Board and Chief Executive Officer of
- -------------------  Georgia-Pacific Corporation from 1985 to 1993. He is also a director of
- -------------------  Norfolk Southern Corporation (railway holding company), SunTrust Banks,
- -------------------  Inc., Trust Company of Georgia, and Cincinnati, Inc. (manufacturer of
- -------------------  machine tools). Mr. Hahn is Chairman of the Compensation Committee and a
- -------------------  member of the Executive and Audit Committees of the Board of Directors
                     of the Company. He has been a Director of the Company since October
                     1986.

- -------------------  CLAUS M. HALLE, 66, is Chief International Consultant to The Coca-Cola
- -------------------  Company. Mr. Halle retired from The Coca-Cola Company in June 1989 as
- -------------------  Senior Executive Vice President, where he had also served as President
- -------------------  of the International Soft Drink Business Sector. He is also a director
- -------------------  of The Coca-Cola Bottling Company of New York, Inc. Mr. Halle is a
- -------------------  member of the Executive and Compensation Committees of the Board of
- -------------------  Directors of the Company. He has been a Director of the Company since
- -------------------  October 1988.
- -------------------

- -------------------  HENRY A. SCHIMBERG, 61, has served as President, Chief Operating Officer
- -------------------  and a Director of the Company since December 1991, when the Company
- -------------------  acquired all of the stock of Johnston Coca-Cola Bottling Group, Inc.
- -------------------  ("Johnston Coca-Cola"), of which he had been President and Chief
- -------------------  Operating Officer since 1984 and a director since 1982. Mr. Schimberg is
- -------------------  a member of the Public Issues Review and Capital Projects Review
- -------------------  Committees of the Board of Directors of the Company.
- -------------------
- -------------------

- ---------------------------------------------------------------------------------------------

                   INCUMBENT DIRECTORS -- TERMS EXPIRING 1995

- ---------------------------------------------------------------------------------------------

- -------------------  L. PHILLIP HUMANN, 48, is President and a director of SunTrust Banks,
- -------------------  Inc. (bank holding company). He is also a director of Equifax Inc.
- -------------------  (information services company) and Haverty Furniture Companies, Inc. He
- -------------------  was elected Chairman of the Board and Chief Executive Officer of Trust
- -------------------  Company Bank in 1985. Mr. Humann was elected Executive Vice President of
- -------------------  SunTrust Banks, Inc. in 1989, promoted to Senior Executive Vice
- -------------------  President-Banking in 1990, and elected President in 1991. Mr. Humann is
- -------------------  Chairman of the Audit Committee of the Board of Directors of the
- -------------------  Company. He has been a Director of the Company since April 1992.

- -------------------  SCOTT L. PROBASCO, JR., 65, is a director and Chairman of the Executive
- -------------------  Committee of the Board of American National Bank and Trust Company of
- -------------------  Chattanooga. He is also a director of Chattem, Inc. (branded consumer
- -------------------  products and specialty chemicals), Provident Life and Accident Insurance
- -------------------  Company of America and SunTrust Banks, Inc. Mr. Probasco also served as
- -------------------  a director of Johnston Coca-Cola from 1962 to 1991. Mr. Probasco is a
- -------------------  member of the Audit and Compensation Committees of the Board of
- -------------------  Directors of the Company. He has been a Director of the Company since
- -------------------  December 1991.

- -------------------  E. NEVILLE ISDELL, 50, has been Senior Vice President of The Coca-Cola
- -------------------  Company since January 1989 and President of the Northeast Europe/Middle
- -------------------  East Group since January 1993. From 1989 to 1993, Mr. Isdell served as
- -------------------  President of the Northeast Europe/Africa Group of The Coca-Cola Company.
- -------------------  He is also a director of Amalgamated Beverages Great Britain Limited
- -------------------  (holding company of a United Kingdom bottling joint venture), Coca-Cola
- -------------------  FEMSA, S.A. de C.V. (Mexican soft drink bottler and distributor) and
- -------------------  Coca-Cola Amatil Limited (Australian-based soft drink bottler and
- -------------------  distributor). Mr. Isdell is a member of the Executive and Capital
                     Projects Review Committees of the Board of Directors of the Company. He
                     has been a Director of the Company since July 1993.

- -------------------  FRANCIS A. TARKENTON, 54, is Chairman of the Board of Directors and
- -------------------  Chief Executive Officer of KnowledgeWare, Inc. (computer software
- -------------------  company). Mr. Tarkenton is a member of the Executive, Compensation and
- -------------------  Public Issues Review Committees of the Board of Directors of the
- -------------------  Company. He has been a Director of the Company since October 1986.
- -------------------
- -------------------
- -------------------
- -------------------

- --------------------------------------------------------------------------------------------

                   INCUMBENT DIRECTORS -- TERMS EXPIRING 1996

- --------------------------------------------------------------------------------------------

- -------------------  JOHN L. CLENDENIN, 59, is Chairman of the Board, President and Chief
- -------------------  Executive Officer of BellSouth Corporation (telephone holding company).
- -------------------  He is also a director of Equifax Inc., Capital Holding Corporation
- -------------------  (insurance holding company), National Service Industries, Inc.
- -------------------  (diversified manufacturing company), The Kroger Co. (retail grocery
- -------------------  chain), Wachovia Corp. (bank holding company), Springs Industries, Inc.
- -------------------  (producer of finished fabrics, home furnishings and industrial fabrics)
- -------------------  and the New York Stock Exchange, Inc. Mr. Clendenin is Chairman of the
- -------------------  Committee on Directors and a member of the Executive and Public Issues
                     Review Committees of the Board of Directors of the Company. He has been a Director of the Company since October 1986.

- -------------------  M. DOUGLAS IVESTER, 46, has served as Executive Vice President and
- -------------------  Principal Operating Officer/North America of The Coca-Cola Company since
- -------------------  April 1993 and as President, Coca-Cola USA since 1990. In January 1985,
- -------------------  Mr. Ivester was elected Senior Vice President and Chief Financial
- -------------------  Officer of The Coca-Cola Company and served in that capacity until June
- -------------------  1989 when he was elected President of the European Community Group of
- -------------------  the International Soft Drink Business Sector. In 1991 he was appointed
- -------------------  Senior Vice President of The Coca-Cola Company and President of its
- -------------------  North America Business Sector. He is a director of Georgia-Pacific
                     Corporation. He is a member of the Executive and Capital Projects Review
                     Committees of the Board of Directors of the Company. Mr. Ivester has
                     been Chairman of the Board of Directors of the Company since April 1993.

- -------------------  JOHN E. JACOB, 59, is President and Chief Executive Officer of the
- -------------------  National Urban League, Inc. (community-based social service and advocacy
- -------------------  agency). He is a director of Anheuser-Busch Companies, Inc. (brewer),
- -------------------  NYNEX Corporation (telecommunications products and services), The
- -------------------  Continental Corporation (insurance holding company), National
- -------------------  Westminster Bancorp Inc. (bank holding company) and LTV Corporation
- -------------------  (manufacturer of steel and energy products). Mr. Jacob is Chairman of
- -------------------  the Public Issues Review Committee and a member of the Audit Committee
- -------------------  and the Committee on Directors of the Board of Directors of the Company.
                     He has been a Director of the Company since October 1986.

- -------------------  SUMMERFIELD K. JOHNSTON, JR., 61, has served as Vice Chairman of the
- -------------------  Board of Directors and Chief Executive Officer of the Company since
- -------------------  December 1991 when the Company acquired all of the stock of Johnston
- -------------------  Coca-Cola, of which he had been Chairman of the Board and Chief
- -------------------  Executive Officer since 1979. He is also Chairman of the Board of
- -------------------  Coca-Cola Bottling Company of Northwest Georgia, Inc. and is a director
- -------------------  of SW Centrifugal, Inc. (bronze foundry) and American National Bank and
- -------------------  Trust Company of Chattanooga. Mr. Johnston is Chairman of the Executive
- -------------------  Committee and a member of the Capital Projects Review Committee and the
                     Committee on Directors of the Board of Directors of the Company.

- -------------------  ROBERT A. KELLER, 63, is a consultant to The Coca-Cola Company and a
- -------------------  senior counsel at the law firm of King & Spalding. He served as Senior
- -------------------  Vice President and General Counsel of The Coca-Cola Company from 1978
- -------------------  until his retirement in 1991. He is also a director of The Coca-Cola
- -------------------  Bottling Company of New York, Inc. Mr. Keller is a member of the
- -------------------  Committee on Directors of the Board of Directors of the Company. He has
- -------------------  been a Director of the Company since August 1986.
- -------------------
- -------------------

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     In accordance with the bylaws of the Company, the Board of Directors has established six standing committees: an Executive Committee, an Audit Committee, a Compensation Committee, a Committee on Directors, a Public Issues Review Committee and a Capital Projects Review Committee. The members of these committees are indicated in the immediately preceding section of this proxy statement.

     The Executive Committee, during the intervals between meetings of the Board of Directors, may exercise the powers of the Board of Directors except with respect to a limited number of matters which include amending the Certificate of Incorporation or the bylaws of the Company and recommending to the share owners of the Company a merger of the Company, the sale of all or substantially all of the assets of the Company or the dissolution of the Company. The Executive Committee did not meet in 1993.

     The Audit Committee recommends to the Board of Directors the engagement of the independent auditors of the Company and reviews with the independent auditors the scope and results of the audits, reviews the adequacy and effectiveness of the Company's internal controls, reviews the quality and integrity of the Company's annual and interim external financial reports, reviews the professional services furnished by the independent auditors to the Company and handles any other matters the Board of Directors deems appropriate. The Audit Committee met four times in 1993.

     The Compensation Committee reviews and approves all salary arrangements, including annual and long-term incentive awards and other remuneration, for officers of the Company. It also is responsible for administration of the Company's stock option and restricted stock plans, incentive plans, and certain other compensation plans. The Compensation Committee met three times in 1993.

     The Committee on Directors recommends to the Board of Directors candidates for election to the Board of Directors and reviews matters relating to potential Director conflicts of interest and Directors' fees and retainers. The Committee on Directors considers nominees for directorships submitted by share owners. All nominations by share owners must be made in accordance with the bylaws of the Company. See "Share-Owner Proposals for 1995 Annual Meeting." The Committee on Directors met three times in 1993.

     The Public Issues Review Committee reviews Company policy and practice relating to significant public issues of concern to the share owners, the Company, its employees, the communities served by the Company and the general public. The Public Issues Review Committee met once in 1993.

     The Capital Projects Review Committee reviews and approves all proposed capital projects for property, plant and equipment of the Company where the amount involved for a specific project is $1 million or more. Capital projects of $10 million or more also require approval of the Board of Directors. During 1993, the Capital Projects Review Committee conducted its approval process by written consent and did not formally meet.

     In 1993, the Board of Directors held six meetings. Each Director attended at least 75 percent of the total of all meetings of the Board and each committee on which such Director served.

COMPENSATION OF DIRECTORS

     In 1993, Directors of the Company, except for Directors who were also officers or employees of the Company, received an annual retainer fee of $20,000 and an annual fee of $3,000 if they were chairmen of committees. Additionally, each Director received an attendance fee of $800 per meeting, except for Directors who were also officers or employees of the Company or The Coca-Cola Company. The Chairman of the Board of Directors received an annual retainer fee of $28,000 and was entitled to the same committee chairman fees and attendance fees regardless of his officer or employee status. Additionally, the Directors are entitled to reimbursement for expenses in attending meetings of the Board or their committees. The aggregate of all retainers and fees paid to the Directors in 1993 was $371,150. Under the Deferred Compensation Plan for Non-Employee Director Compensation (the "Deferred Compensation Plan"), each Director may elect to defer receipt of all or part of his or her annual retainer fee and meeting attendance fee, and all such deferred amounts are, at the option of the Director, either credited with interest until payment, based on the prime lending rate of Trust Company Bank, Atlanta, Georgia (the "Interest Account"), or placed in an account to reflect the amount of the common stock of the Company which could have been purchased with the amount deferred (the "Stock Value Account").

     In February 1994, the Board raised the fees payable and amended the Deferred Compensation Plan to require that a portion of the fees be paid into a Stock Value Account for each Director. The annual retainer fee for Directors, including the Chairman of the Board of Directors, was raised to $30,000, and the meeting fees increased to $1,000 per meeting. The additional annual retainer fee payable to each chairman of a committee remains at $3,000, and the exceptions based upon their status as officer or employee of the Company or The Coca-Cola Company remain unchanged. For amounts payable to Directors after March 31, 1994, $7,500 of the annual retainer fee and $200 of any meeting fee will be paid into the Stock Value Account; in 1995 and thereafter, one-third of all fees will be paid into the Stock Value Account. Non-employee Directors will still be entitled to elect to defer any of the remaining fees into either the Interest Account or the Stock Value Account.

     Current and retired Directors are eligible to participate in the Company's Matching Gifts Program for gifts to nonprofit organizations in the United States, under which the Company will match a maximum of $4,000 of gifts per participant each year on a two-for-one basis.

     In November 1986, each Director who was not an officer of the Company or The Coca-Cola Company was awarded an option to acquire up to 1,500 shares of common stock of the Company at a price of $16.50 per share, the price at which the Company's common stock was sold to the public in the Company's November 21, 1986 initial public offering. Options to acquire up to 1,500 shares of common stock of the Company at a price of $16.50 per share were awarded to Dr. Cole in December 1990 and to Mr. Humann in April 1992. None of such options has been exercised. See "Security Ownership of Directors and Officers" below.

     The Retirement Plan for the Board of Directors provides that all Directors who are not employed by or retired from either the Company, The Coca-Cola Company, or the subsidiaries of either company, and who, upon their retirement from the Board, have (i) served at least five years on the Board, and (ii) attained at least age 55 at retirement, shall be entitled to a monthly retirement benefit equal to one-twelfth of the annual retainer then in effect for Directors. The retirement benefit will be paid to the retired Director or surviving spouse of such Director for a term not to exceed the Director's total number of months of service on the Board.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

     The number of shares of common stock of the Company and of The Coca-Cola Company owned beneficially by each Director and each nominee for Director of the Company and by all Directors and executive officers of the Company as a group as of February 18, 1994 is set forth in the table below. Unless otherwise indicated, all persons shown in the table have sole voting and investment power with regard to the shares shown.

                                             NUMBER OF SHARES BENEFICIALLY OWNED
                                   -------------------------------------------------------
                                     COCA-COLA ENTERPRISES
                                             INC.                  THE COCA-COLA COMPANY
                                         COMMON STOCK                  COMMON STOCK
                                   -------------------------     -------------------------
                                    NUMBER OF     PERCENTAGE      NUMBER OF     PERCENTAGE
              NAME                 SHARES OWNED    OF CLASS      SHARES OWNED    OF CLASS
- ---------------------------------  ------------   ----------     ------------   ----------
Howard G. Buffett................        5,000          *             14,998          *
John L. Clendenin(1).............        2,000          *                  0          *
Johnnetta B. Cole(1).............        1,575          *                  0          *
T. Marshall Hahn, Jr.(1)(2)......        8,394          *         22,126,397        1.7%
Claus M. Halle(3)................       10,000          *            855,708          *
L. Phillip Humann(1).............        3,000          *                  0          *
E. Neville Isdell(4).............        2,000          *            406,074          *
M. Douglas Ivester(5)............       12,460          *          1,721,066          *
John E. Jacob(1)(6)..............        3,390          *                  0          *
Summerfield K. Johnston,
  Jr.(7).........................   10,209,307        7.9%            45,200          *
Robert A. Keller(8)..............        4,076          *            405,942          *
Scott L. Probasco, Jr.(9)........    1,251,097          *             32,500          *
Henry A. Schimberg(10)...........      831,051          *             19,120          *
Francis A. Tarkenton(1)(11)......       14,169          *                  0          *
John R. Alm(12)..................      315,623          *                  0          *
Norman P. Findley(13)............       85,427          *             35,852          *
Robert F. Gray(14)...............       48,642          *                  0          *
All Directors and executive
  officers as a group (25
  persons), including those
  directors and nominees named
  above(15)......................   13,834,800       10.7%        25,727,434        2.0%

- ---------------

      *  Less than one percent
    (1)  Beneficial ownership as reported in the table includes, with respect to Messrs.
         Clendenin, Hahn, Humann, Jacob and Tarkenton and to Dr. Cole, 1,500 shares of common stock of the Company which may be acquired by each such Director upon the exercise of outstanding stock options.
    (2)  Includes 1,894 shares held pursuant to the Deferred Compensation Plan. Includes
         22,126,397 shares of common stock of The Coca-Cola Company held by Emory
         University, Atlanta, Georgia, as of December 31, 1993; Mr. Hahn is one of seven members of Emory University's investment committee.

    (3)  Includes 10,000 shares of common stock of the Company held in a trust of which he is co-trustee and beneficiary, 18,440 shares of common stock of The Coca-Cola
         Company owned by his wife and of which he has disclaimed beneficial ownership,
         16,000 shares of common stock of The Coca-Cola Company owned by a foundation of which he is a co-trustee, and 59,708 shares of common stock of The Coca-Cola
         Company held in a charitable trust of which he is a donor and of which he has disclaimed beneficial ownership.
    (4)  Includes 500 shares of common stock of The Coca-Cola Company owned by his daughter,
         137,500 shares of common stock of The Coca-Cola Company which are subject to transfer restrictions, options to acquire 266,666 shares of common stock of The
         Coca-Cola Company which are exercisable or will be exercisable on or before April
         30, 1994, and 1,408 shares of common stock of The Coca-Cola Company held in trust through The Coca-Cola Company Thrift Plan as of December 31, 1993.
    (5)  Includes 796 shares of common stock of the Company owned by his wife, 210 shares jointly owned with his parents and 85 shares of common stock of the Company owned by his mother-in-law, all of which he has disclaimed beneficial ownership, 700,000 shares of common stock of The Coca-Cola Company which are subject to transfer restrictions, options to acquire 913,331 shares of common stock of The Coca-Cola
         Company which are exercisable or will be exercisable on or before April 30, 1994, and 47,735 shares of common stock of The Coca-Cola Company held in trust through
         The Coca-Cola Company Thrift Plan as of December 31, 1993.
    (6)  Includes 1,890 shares held pursuant to the Deferred Compensation Plan.
    (7)  Includes 11,516 shares of common stock of the Company held in two custodial accounts and 108,538 shares of common stock of the Company held in trust for Mr.
         Johnston's minor child, 561,847 shares of common stock of the Company owned by his son and of which he has disclaimed beneficial ownership and 1,784,656 shares of common stock of the Company held in a trust of which he is a co-trustee. Also, includes options to acquire 149,233 shares of common stock of the Company which are exercisable or will be exercisable on or before April 30, 1994, 295,000 shares of common stock of the Company awarded under the Company's 1992 Restricted Stock Award
         Plan which are subject to forfeiture and 1,970 shares held in trust through the
         Company's Matched Employee Savings and Investment Plan as of December 31, 1993.
         Includes 44,000 shares of common stock of The Coca-Cola Company held by two trusts of which he is a trustee and 1,200 shares of common stock of The Coca-Cola Company held as custodian for two of his children.
    (8)  Includes 102 shares of common stock of the Company owned by his wife and of which he has disclaimed beneficial ownership, 5,513 shares of common stock of The
         Coca-Cola Company owned by his wife and of which he has disclaimed beneficial ownership and 35,554 shares of common stock of The Coca-Cola Company held in trusts of which his wife is a trustee and of which he has disclaimed beneficial ownership.
         Includes options to acquire 30,000 shares of common stock of The Coca-Cola Company which are exercisable on or before April 30, 1994.
    (9)  Includes 2,500 shares of common stock of the Company owned by his wife and 21,500 shares of common stock of The Coca-Cola Company held in trust by two foundations and by an endowment fund of an educational institution of which he is a trustee.

   (10)  Includes 388,349 shares held pursuant to his Deferred Compensation Agreement (See
         "Executive Compensation -- Employment Contracts and Termination of Employment
         Arrangements"), options to acquire 148,366 shares of common stock of the Company which are exercisable or will be exercisable on or before April 30, 1994, and
         294,000 shares of common stock of the Company awarded under the Company's 1992
         Restricted Stock Award Plan which are subject to forfeiture. Includes 336 shares of common stock of the Company and 19,120 shares of common stock of The Coca-Cola
         Company held in trust through the Company's Matched Employee Savings and Investment
         Plan as of December 31, 1993.
   (11)  Includes 169 shares of common stock of the Company held in trust through the
         Company's Dividend Reinvestment Plan as of December 31, 1993.
   (12)  Includes 199,346 shares held pursuant to his Deferred Compensation Agreement (See
         "Executive Compensation -- Employment Contracts and Termination of Employment
         Arrangements"), options to acquire 38,799 shares of common stock of the Company which are exercisable or will be exercisable on or before April 30, 1994, 61,000 shares of common stock of the Company awarded under the Company's 1992 Restricted
         Stock Award Plan which are subject to forfeiture and 14,728 shares held in trust through the Company's Matched Employee Savings and Investment Plan as of December
         31, 1993.
   (13)  Includes options to acquire 65,666 shares of common stock of the Company which are exercisable or will be exercisable on or before April 30, 1994, 10,000 shares of common stock of the Company awarded under the Company's 1986 Restricted Stock Award
         Plan which are subject to forfeiture, 8,000 shares of common stock of the Company awarded under the Company's 1992 Restricted Stock Award Plan which are subject to forfeiture and 1,761 shares held in trust through the Company's Matched Employee
         Savings and Investment Plan as of December 31, 1993. Includes options to acquire
         26,500 shares of common stock of The Coca-Cola Company which are exercisable or will be exercisable on or before April 30, 1994 and 9,352 shares of common stock of
         The Coca-Cola Company held in trust through The Coca-Cola Thrift Plan as of
         December 31, 1993.
   (14)  Includes options to acquire 19,999 shares of common stock of the Company which are exercisable or will be exercisable on or before April 30, 1994, 27,000 shares of common stock of the Company awarded under the Company's 1992 Restricted Stock Award
         Plan which are subject to forfeiture, 69 shares of common stock of the Company held in trust through the Company's Dividend Reinvestment Plan as of December 31, 1993,
         and 1,574 shares held in trust through the Company's Matched Employee Savings and
         Investment Plan as of December 31, 1993.
   (15)  Includes options to acquire 611,560 shares of common stock of the Company which are exercisable or will be exercisable on or before April 30, 1994, 10,000 shares of common stock of the Company awarded under the Company's 1986 Restricted Stock Award
         Plan which are subject to forfeiture and 800,400 shares of common stock of the
         Company awarded under the Company's 1992 Restricted Stock Award Plan which are subject to forfeiture. Includes 837,500 shares of common stock of The Coca-Cola
         Company which are subject to transfer restrictions and 1,259,313 shares of common stock of The Coca-Cola Company subject to options which are exercisable or will be exercisable on or before April 30, 1994.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 and regulations of the Securities and Exchange Commission thereunder require the Company's executive officers and Directors and certain persons who own more than 10% of the Company's common stock, as well as certain affiliates of such persons, to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers, Directors and certain persons owning more than 10% of the Company's common stock are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it and written representations, the Company believes that, during 1992 and 1993, all filing requirements applicable to its executive officers, Directors, persons owning more than 10% of the Company's common stock and their affiliates who are required to file such forms, were complied with, except as follows: (i) Forms 3 filed in 1991 for S.K. Johnston, Jr. and a family trust understated the shares held by the family trust; (ii) Forms 4 timely filed in June 1993 for John R. Alm and Philip H. Sanford, understated the derivative securities acquired under their respective deferred compensation agreements; (iii) a Form 5 reporting the acquisition of shares in August 1993 by E. Neville Isdell was not filed by September 10, as required;
(iv) Forms 5 timely filed for Robert F. Gray, John D. Heinrich and Mr. Sanford omitted shares acquired during 1993 through dividend reinvestment; and (v) a Form 5 was filed late for Lowry F. Kline reporting shares acquired through dividend reinvestment. In each case an appropriate filing was made upon discovery of the error.

CERTAIN LEGAL PROCEEDINGS

     Howard G. Buffett, a Director of the Company, is also a director and executive officer of Archer Daniels Midland Company, one of several defendants in a civil antitrust lawsuit brought by the Company and other plaintiffs against suppliers of carbon dioxide. The plaintiffs, each a purchaser of carbon dioxide, have alleged price-fixing, customer allocation, and other unlawful activities on the part of the suppliers and have sued for treble damages. The action was filed on September 11, 1992 and is styled Anheuser Busch Companies, Inc. et al. v. The BOC Group, Inc. et al. (No. 92-1133-CIV-ORL-19) and is pending in the United States District Court, Middle District of Florida, Orlando Division. The case is still in discovery. To avoid a conflict of interest with Mr. Buffett's service on the Company's Board of Directors, the Board has given its Audit Committee, of which Mr. Buffett is not a member, the oversight responsibility for this lawsuit.

EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers (determined as of the end of the last fiscal year) (hereafter referred to as the named executive officers) for the fiscal years ended December 31, 1991, 1992 and 1993:

                           SUMMARY COMPENSATION TABLE

                                                   ANNUAL COMPENSATION                   LONG-TERM COMPENSATION
                                            ----------------------------------   -----------------------------------
                                                                                         AWARDS
                                                                                 -----------------------    PAYOUTS
                                                                                 RESTRICTED   SECURITIES    --------
                                                                  OTHER ANNUAL     STOCK      UNDERLYING      LTIP      ALL OTHER
                                             SALARY     BONUS     COMPENSATION     AWARD       OPTIONS/     PAYOUTS    COMPENSATION
 NAME AND PRINCIPAL POSITION       YEAR       ($)        ($)         ($)(1)        ($)(2)      SARS (#)       ($)         ($)(3)
- -----------------------------      ----     --------   --------   ------------   ----------   ----------    --------   ------------
Summerfield K. Johnston, Jr..      1993      800,000    502,400      134,855      1,010,000(4)    123,300          0        38,217
  Vice Chairman and Chief          1992      750,000    345,000      336,896      2,956,250(4)    324,400          0        11,250
  Executive Officer                1991(5)    28,847          0                           0             0

Henry A. Schimberg...........      1993      700,000    439,600      139,192      1,376,125(6)    164,000          0       348,611
  President and Chief              1992      650,000    299,000      213,239      2,543,750(6)    281,100          0    13,464,930
  Operating Officer                1991(5)    25,000          0                           0             0

John R. Alm..................      1993      340,000    180,880       59,532        202,000(7)     32,000          0     1,037,755
  Senior Vice President,           1992      300,000    108,000      183,631        618,750(7)     84,400          0     1,561,122
  Chief Financial Officer          1991(5)    11,539          0                           0             0

Norman P. Findley............      1993      207,500    109,353             (8)     101,000(9)     17,000          0         9,902
  Vice President, Domestic         1992      195,000     70,200             (8)           0(9)          0          0         7,878
  and International Marketing      1991      183,600     48,352                      86,875(9)     30,000

Robert F. Gray...............      1993      200,000    105,400             (8)      88,375(10)    16,000          0         8,992
  Vice President, Information      1992(11)  170,000     66,600      106,021        275,000(10)    44,000          0         3,132
  Systems                          1991(11)

- ---------------
(1) "Other Annual Compensation" includes only amounts earned for the fiscal years ended December 31, 1992 and 1993. Includes for Mr. Johnston in 1992: relocation expenses, $99,206, nonbusiness use of Company aircraft, $140,797; in 1993 includes nonbusiness use of Company aircraft, $94,196. Includes for Mr. Schimberg in 1992: relocation expenses, $99,179, nonbusiness use of Company aircraft, $53,522; in 1993 includes housing allowance, $26,400, nonbusiness use of Company aircraft, $53,096. Includes for Mr. Alm in 1992: relocation expenses, $135,316; in 1993 includes temporary supplemental salary, $24,000; nonbusiness use of Company aircraft, $20,458. Includes for Mr. Gray in 1992: relocation expenses, $52,983.
(2) Dividends are payable on the shares of restricted stock to the same extent as payable on the common stock generally. Restricted stock awarded in 1992 (the "1992 Restricted Stock") is subject to forfeiture if the officer's employment with the Company terminates for any reason other than (i) death,
    (ii) disability or (iii) retirement at least six years after the date of grant; provided, however, if the executive retires within four years after the date of grant, all restricted stock is forfeited; if within five years, two-thirds is forfeited and one-third is vested; if within six years, one-third is forfeited and two-thirds is vested. Under the terms of the grant of the 1992 Restricted Stock, these shares will vest earlier and all restrictions will be removed if the price per share of the Company's common stock reaches specified levels: at $27.75 per share, one-half of the original grant will vest; at $34.6875 per share, an additional one-fourth of the original grant will vest; and at $41.625 per share, the balance will vest. Restricted stock awarded in 1993 (the "1993 Restricted Stock") is subject to forfeiture if the officer's employment with the Company terminates for any reason other than (i) death, (ii) disability, (iii) retirement at age 65 with ten years of service, or (iv) retirement at least six years after the date of grant; provided, however, if the executive retires within four years after the date of grant, all restricted stock is forfeited; if within five years, two-thirds is forfeited and one-third is vested; if within six years, one-third is forfeited and two-thirds is vested. Under the terms of the grant of the 1993 Restricted Stock, these shares will vest earlier and all restrictions will be removed if the price per share of the Company's common stock reaches specified levels: at $25.00 per share, one-half of the original grant will vest; at $31.25 per share, an additional one-fourth of the original grant will vest; and at $37.50 per share, the balance will vest. Restricted stock awarded in 1991 is subject to forfeiture if the executive's employment with the Company terminates for any reason other than death, disability, or retirement, unless the Compensation Committee specifies otherwise.

(3) "All Other Compensation" includes only amounts paid, payable or accrued by the Company for the fiscal years ended December 31, 1992 and 1993. For Mr. Johnston, in 1992 consists of $11,250 to a defined contribution pension plan; in 1993 consists of $34,350 to a defined contribution pension plan, $2,484 paid for term life insurance and $1,383 paid under the medical reimbursement plan. For Mr. Schimberg in 1992, consists of $13,447,288 (valued at December 31, 1992) to which he is entitled upon termination of employment (the "Schimberg Agreement") (See "Executive Compensation -- Employment Contracts and Termination of Employment Arrangements"), $14,114 to a defined contribution pension plan, and $3,528 paid under the medical reimbursement plan; in 1993 consists of $29,970 to a defined contribution pension plan, $2,484 paid for term life insurance, $1,173 paid under the medical reimbursement plan and $314,984 in interest and dividends accrued under the Schimberg Agreement. For Mr. Alm, in 1992 consists of $1,551,610 (valued at December 31, 1992) to which he would have been entitled upon termination of employment had it occurred before December 18, 1993 (the
    "Alm Agreement") (See "Executive Compensation -- Employment Contracts and Termination of Employment Arrangements"), $9,000 to a defined contribution pension plan, and $512 paid under the medical reimbursement plan; in 1993 consists of $13,440 to a defined contribution pension plan, $1,118 paid for term life insurance, $689 paid under the medical reimbursement plan and an additional $1 million to which he was entitled under the Alm Agreement because his employment continued after December 18, 1993, plus interest and dividends accrued during 1993 in the amount of $22,508. For Mr. Findley, in 1992 consists of $7,300 to a defined contribution pension plan and $578 paid for term life insurance; in 1993 consists of $8,995 to a defined contribution pension plan and $907 paid for term life insurance. For
    Mr. Gray, in 1992 consists of $2,775 paid to a defined contribution pension plan and $357 paid for term life insurance; in 1993, consists of $7,998 paid to a defined contribution pension plan and $994 paid for term life insurance.
(4) At December 31, 1992, Mr. Johnston held 215,000 shares of the Company's common stock as restricted stock, having a market value at that date of $2,633,750; at December 31, 1993, he held an aggregate of 295,000 shares of restricted stock, having a market value at that date of $4,498,750.
(5) The officer was not employed by the Company until December 18, 1991.
(6) At December 31, 1992, Mr. Schimberg held 185,000 shares of the Company's common stock as restricted stock, having a market value at that date of $2,266,250; at December 31, 1993, he held an aggregate of 294,000 shares of restricted stock, having a market value at that date of $4,483,500.
(7) At December 31, 1992, Mr. Alm held 45,000 shares of the Company's common stock as restricted stock, having a market value at that date of $551,250; at December 31, 1993, he held an aggregate of 61,000 shares of restricted stock, having a market value at that date of $930,250.
(8) Perquisites and other personal benefits, securities or property for this officer did not exceed the lesser of $50,000 or 10% of his salary and bonus, and there were no other items of "Other Annual Compensation."
(9) At December 31, 1991, Mr. Findley held 10,000 shares of the Company's Common Stock as restricted stock, having a market value at that date of $153,750; at December 31, 1992, he held 10,000 shares of the Company's common stock as restricted stock, having a market value at that date of $122,500; at December 31, 1993, he held an aggregate of 18,000 shares of restricted stock, having a market value at that date of $274,500.
(10) At December 31, 1992, Mr. Gray held 20,000 shares of the Company's common stock as restricted stock, having a market value at that date of $245,000; at December 31, 1993, he held an aggregate of 27,000 shares of restricted stock, having a market value at that date of $411,750.
(11) The officer was not employed by the Company until February 3, 1992.

STOCK OPTIONS GRANTED

     The following table contains information concerning the grant of stock options during the last fiscal year under the Company's 1991 Stock Option Plan to the named executive officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                       INDIVIDUAL GRANTS
                      -----------------------------------------------------------------------------------
                          NUMBER OF          % OF TOTAL                                        GRANT DATE
                          SECURITIES       OPTIONS GRANTED   EXERCISE OR                        PRESENT
                          UNDERLYING       TO EMPLOYEES IN   BASE PRICE                          VALUE
        NAME          OPTIONS GRANTED(1)     FISCAL YEAR       ($/SH)       EXPIRATION DATE      ($)(2)
- --------------------- ------------------   ---------------   -----------   -----------------   ----------
Mr. Johnston.........       123,300              11.1%           15.00     February 10, 2003     414,288
Mr. Schimberg........       164,000              14.8%           15.00     February 10, 2003     598,600
Mr. Alm..............        32,000               2.9%           15.00     February 10, 2003     180,160
Mr. Findley..........        17,000               1.5%           15.00     February 10, 2003      95,710
Mr. Gray.............        16,000               1.4%           15.00     February 10, 2003      90,080

- ---------------

(1) The options vest upon the earliest of (1) the officer's death or disability, or (2) February 10, 1994 (as to one-third of the options), February 10, 1995 (as to one-third of the options), and February 10, 1996 (as to one-third of the options). If the officer's employment with the Company or The Coca-Cola Company, or an affiliate of either, terminates for any reason other than death, disability or retirement at age 65 with ten years of vesting service, all rights to unvested options are forfeited. Under the 1991 Stock Option Plan, the option price was set at a 20% premium over the fair market value (defined as the average of the high and low trading prices) of the common stock of the Company on the date of grant, February 10, 1993.
(2) The "grant date present value" is based upon the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize upon exercise of the option will depend on the excess of the stock price over the exercise price on the date the option is exercised, so there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The principal assumptions incorporated into the valuation model by the Company include the following: expected volatility, risk-free rate of return, dividend yield, and anticipated term. The expected volatility assumption was established based on five years of end-of-the-week closing prices immediately preceding the option grant date. The risk-free rate of return was based on the yield to maturity of U.S. Treasury strip securities with terms approximating the assumed option term. The dividend yield is derived by dividing total dividends paid on common stock during the immediately preceding fiscal year prior to the grant by the stock price on the grant date. The anticipated term was based on a term of ten years, or six months after normal retirement date, whichever comes first. No assumptions were made regarding nontransferability and risk of forfeiture. The assumptions chosen materially impact the resultant valuations.

OPTION/SAR EXERCISES AND HOLDINGS

     The following table provides information with respect to the named executive officers concerning the exercise of options and/or stock appreciation rights ("SARs") during the last fiscal year and the number of unexercised options and SARs held as of the end of the fiscal year.

            AGGREGATED OPTION AND SAR EXERCISES IN LAST FISCAL YEAR,
                   AND FISCAL YEAR-END OPTION AND SAR VALUES

                                                      NUMBER OF
                                                     SECURITIES
                                                     UNDERLYING
                                                     UNEXERCISED
                                                       OPTIONS                VALUE OF
                                                     AND SARS AT      UNEXERCISED IN-THE-MONEY
                                                       FISCAL            OPTIONS -- SARS AT
                        NUMBER                       YEAR-END(#)         FISCAL YEAR-END($)
                       OF SHARES                  -----------------   ------------------------
                      ACQUIRED ON      VALUE        EXERCISABLE/            EXERCISABLE/
        NAME           EXERCISE     REALIZED($)     UNEXERCISABLE          UNEXERCISABLE
- --------------------  -----------   -----------   -----------------   ------------------------
Mr. Johnston........     --            --               0 / 447,700            0 / 476,875
Mr. Schimberg.......     --            --               0 / 445,100            0 / 427,513
Mr. Alm.............     --            --               0 / 116,400            0 / 124,050
Mr. Findley.........     --            --          73,333 /  18,667       33,750 /   4,250
Mr. Gray............     --            --               0 /  60,000            0 /  64,500

LONG-TERM INCENTIVE PLANS

     The following table provides information concerning awards made during the last fiscal year to the named executive officers under the Company's Long-Term Incentive Plans. Payouts, if any, under the Long-Term Incentive Plans of the Company will be reported in the Summary Compensation Table for the year of payout. Under these plans, payouts are based upon the compound annual growth rate of the Company's cash operating profit (operating income plus depreciation and amortization) over a three-year period. Whether a payout is at the threshold, target or maximum amount depends upon the amount of the percentage increase in the Company's cash operating profit over the relevant three-year period. Any payouts earned under the plans would be made either (i) 50 percent in the first year following the end of the relevant three-year period and the balance two years after that, assuming continued employment of the executive officer, or (ii) in full in the year following death, retirement or disability. Any executive officer whose employment is terminated for any reason besides death, retirement or disability has no right to any further payout.

              LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                                              ESTIMATED FUTURE PAYOUTS UNDER
                                         PERFORMANCE OR         NON-STOCK PRICE BASED PLANS
                                       OTHER PERIOD UNTIL    ---------------------------------
                                          MATURATION OR      THRESHOLD    TARGET      MAXIMUM
                NAME                         PAYOUT           ($)(1)      ($)(1)      ($)(1)
- ------------------------------------  ---------------------  ---------   ---------   ---------
Mr. Johnston........................  3-year period ending    35% of      70% of     140% of
                                      December 31, 1995       salary      salary      salary
Mr. Schimberg.......................  3-year period ending    35% of      70% of     140% of
                                      December 31, 1995       salary      salary      salary
Mr. Alm.............................  3-year period ending    25% of      50% of     100% of
                                      December 31, 1995       salary      salary      salary
Mr. Findley.........................  3-year period ending    20% of      40% of      80% of
                                      December 31, 1995       salary      salary      salary
Mr. Gray............................  3-year period ending    20% of      40% of      80% of
                                      December 31, 1995       salary      salary      salary

- ---------------

(1) "Salary" is the average annual salary, as reported in the Summary Compensation Table, over the three-year period.

PENSION PLANS

     The Company sponsors a noncontributory, qualified defined benefit plan which provides benefits for substantially all nonunion, full-time employees. Retirement income benefits are based upon a participant's highest average annual compensation during any three of the last 10 consecutive calendar years and the participant's years of credited service.

     The Company also maintains an unfunded, nonqualified defined benefit pension plan which provides benefits which are not provided by the qualified plan due to the limits set forth in the Internal Revenue Code. The combined benefit provided by the qualified and nonqualified plans is limited to 200% of the maximum annual benefit allowed under Section 415 of the Internal Revenue Code. The maximum benefit for 1993 was $231,282.

     The following table shows the estimated annual benefits payable at normal retirement age (65) under the defined benefit qualified and nonqualified plans.

                               PENSION PLAN TABLE

                                             YEARS OF SERVICE AT RETIREMENT
                        -------------------------------------------------------------------------
REMUNERATION               15           20           25           30           35           40
- ------------            --------     --------     --------     --------     --------     --------
 $  125,000  .........  $ 21,563     $ 28,750     $ 35,938     $ 43,125     $ 50,313     $ 57,500
    150,000  .........    25,875       34,500       43,125       51,750       60,375       69,000
    175,000  .........    30,188       40,250       50,313       60,375       70,438       80,500
    200,000  .........    34,500       46,000       57,500       69,000       80,500       92,000
    225,000  .........    38,813       51,750       64,688       77,625       90,563      103,500
    250,000  .........    43,125       57,500       71,875       86,250      100,625      115,000
    300,000  .........    51,750       69,000       86,250      103,500      120,750      138,000
    350,000  .........    60,375       80,500      100,625      120,750      140,875      161,000
    400,000  .........    69,000       92,000      115,000      138,000      161,000      184,000
    450,000  .........    77,625      103,500      129,375      155,250      181,125      207,000
    500,000  .........    86,250      115,000      143,750      172,500      201,250      230,000
    550,000  .........    94,875      126,500      158,125      189,750      221,375      231,282
    600,000  .........   103,500      138,000      172,500      207,000      231,282      231,282
    650,000  .........   112,125      149,500      186,875      224,250      231,282      231,282
    700,000  .........   120,750      161,000      201,250      231,282      231,282      231,282
    750,000  .........   129,375      172,500      215,625      231,282      231,282      231,282
    800,000  .........   138,000      184,000      230,000      231,282      231,282      231,282
    900,000  .........   155,250      207,000      231,282      231,282      231,282      231,282
  1,000,000  .........   172,500      230,000      231,282      231,282      231,282      231,282
  1,250,000  .........   215,625      231,282      231,282      231,282      231,282      231,282
  1,500,000  .........   231,282      231,282      231,282      231,282      231,282      231,282

     Benefits shown in the table above are computed as straight-life annuity amounts upon retirement at age 65 and are not subject to reduction for Social Security or other amounts.

     Covered compensation includes salary and bonuses, in each case computed as of the year actually paid rather than as of the year in which it was earned. In comparison to the Summary Compensation Table, covered compensation excludes Other Annual Compensation, Restricted Stock Awards and All Other Compensation.

     Covered compensation for 1993 as well as years of credited service at the end of the fiscal year for the executive officers is summarized below:

                         OFFICER                  COMPENSATION     CREDITED SERVICE
          --------------------------------------  ------------     ----------------
          Mr. Johnston..........................   $1,302,400          39 Years
          Mr. Schimberg.........................    1,139,600          12 Years
          Mr. Alm...............................      520,880          16 Years
          Mr. Findley...........................      316,853           5 Years
          Mr. Gray..............................      305,400           2 Years

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

     Mr. Schimberg has a Restated Compensation Agreement with Johnston Coca-Cola, dated December 16, 1991, as amended, which provides that he is entitled to a payment of $13 million (plus accrued interest and dividends) upon the termination of his employment, with or without cause, from Johnston Coca-Cola, a subsidiary of Johnston Coca-Cola, or the Company. Of the $13 million principal balance of the account: (i) $8 million earns interest at the rate specified in the agreement, which is the interest rate paid by Trust Company Bank, Atlanta, Georgia, on six-month certificates of deposit of a like amount, with interest being reset every six months; and (ii) pursuant to Mr. Schimberg's election in April 1993, $5 million was invested in the common stock of the Company and will appreciate or depreciate with the market value of the common stock. Dividends on the stock will be added to the cash portion of the account and earn interest at the rate provided. Upon the termination of Mr. Schimberg's employment, the stock and amounts held in cash will be paid to Mr. Schimberg. Mr. Schimberg may elect installment payments over a period not to exceed ten years, but if he makes no such election, the Company may pay in installments over a period of not more than five years. Payments will commence within 60 days after the termination of Mr. Schimberg's employment; interest on installment payments of cash would accrue at the rate of interest equal to the yield to maturity on ten-year United States Treasury bonds having an issue date nearest the date on which amounts become payable, unless another interest rate is agreed upon by Johnston Coca-Cola and Mr. Schimberg. Mr. Schimberg has the right to request payment of all or any part of the value of his account prior to his termination of employment, but any such payments are at the sole discretion of the Board of Directors of Johnston Coca-Cola.

     Mr. Alm has a Deferred Compensation Agreement with Johnston Coca-Cola, dated December 16, 1991, which became effective upon the Company's acquisition of Johnston Coca-Cola. The agreement originally provided for a payment to Mr. Alm of $2.5 million plus accrued interest upon his termination of employment with the Company, which payment would have been reduced to $1.5 million plus accrued interest if Mr. Alm had voluntarily terminated his employment prior to December 18, 1993. Pursuant to an amendment of this agreement in April 1993, Mr. Alm elected to have the credit balance of this account, subject to reduction as described in the preceding sentence, invested in common stock of the Company. Mr. Alm's account value will appreciate or depreciate with the market value of the common stock. Dividends on the stock are held as cash in his account and accrue interest at the rate paid by Trust Company Bank, Atlanta, Georgia on six-month certificates of deposit or like amount, with interest being determined every six months. Mr. Alm is entitled to the value of his account only upon the termination of his employment with the Company. Mr. Alm may elect an installment period not to exceed ten years, but if no such election is made, the Company may pay installments over a period not to exceed five years. Payments will commence within 60 days after Mr. Alm's termination of employment.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The compensation of the Company's officers and executives is reviewed and set annually by the four-member Compensation Committee, which is comprised entirely of outside, non-employee Directors of the Company. Under the supervision of the Compensation Committee, the Company has implemented compensation policies and plans which closely link the Company's financial performance and share-owner value.

     Compensation Philosophy. There are three primary elements of the Company's compensation program applicable to all of the executive officers, each of which is determined by the factors summarized in this report:

     - Base salary compensation

     - Annual cash incentive compensation

     - Long-term incentive compensation

     Changes in the Company's executive officers and management in 1992, including a new Vice Chairman and Chief Executive Officer, President and Chief Operating Officer, and Senior Vice President and Chief Financial Officer, necessitated a complete review by the Committee of the Company's compensation programs. In 1993 the Committee continued the compensation policies and plans which were implemented in 1992.

     Base Salary Compensation. For fiscal 1993, the Committee reviewed the base salary compensation levels for all officers. 1993 salaries were established using existing salary levels as a base, and making adjustments for each individual where appropriate. Increases were approved for individual positions in instances where duties and responsibilities had expanded, existing base compensation was less than amounts paid to senior officers with comparable qualifications and experience at other companies engaged in the same or a similar business, and significant individual performance (determined on a subjective basis) merited such increases. The relative significance of each of the above circumstances and factors varied by executive position. In its review of base salary compensation, the Committee established amounts for each individual within the middle range (approximate 50th percentile) to slightly higher (up to the 75th percentile) salary levels for comparable positions among consumer products companies of comparable size, without weighing the comparable companies' financial performance, and did not limit its review to the companies comprising the peer group used in this proxy statement for a comparison of the Company's five-year cumulative total return, since the peer group consists solely of publicly traded soft drink bottlers. The Committee believes that a group of consumer products companies which is broader than its peer group should be considered in establishing compensation levels for the Company's executives. With respect to each executive, the Committee received and evaluated recommendations of the Company's senior human resources executives and its Chief Executive Officer (who did not participate in discussions relating to his compensation), and also the advice of a firm of independent compensation consultants.

     Annual Incentive Compensation. For fiscal 1993, the Committee approved a new Annual Incentive Plan for the officers and executive managers of the Company which was a continuation of the 1992 plan in all respects. The new plan establishes target award levels based solely upon financial results in attaining budgeted cash operating profit increases over the prior year, and is therefore consistent with management's belief that cash operating profit growth is the primary measure of the Company's financial performance. Under the plan, 100% of the targeted award is earned in the event the Company achieves its budgeted cash operating profit growth, with reduced awards payable if budgeted cash operating profit growth is not attained and increased awards payable if budgeted cash operating profit growth is exceeded.

     A significant portion of the cash compensation payable to the Company's officers and executive managers is tied to the Annual Incentive Plan, with potential awards ranging from 2% to 90% of salary, the percentage for each recipient commensurate with his or her level of responsibility and thus ability to contribute to growth in cash operating profit. Cash awards under the Annual Incentive Plan for 1993 were paid to the Company's named executive officers based upon attaining 100% of the Company's budgeted cash operating profit growth, and ranged from 52.7% to 62.8% of salary, depending on the individual's position with the Company. Corporate officers other than named executive officers received cash awards based upon cash operating profit results for their territories, compared to budget; these awards ranged from 33% to 79% of salary.

     Long-Term Incentive Compensation. Both the Company's management and the Compensation Committee believe that significant stock ownership in the Company links the economic interests of share owners and management and therefore is a major incentive for management. The Company's long-term incentive plans and programs are designed to provide the recipient with a proprietary interest in the growth and performance of the Company and the value of its shares.

     The Company's long-term incentive compensation consists of a three-year cash incentive plan, a restricted stock award plan and a stock option plan. In 1993, the Committee approved a three-year cash incentive plan for the years 1993 through 1995, and made grants under the Restricted Stock and Stock Option Plans.

     Three-year Cash Incentive Plan. In 1993, the Committee approved a three-year cash incentive plan for the years 1993 through 1995, based entirely upon prospective cash operating profit increases, and providing potential cash compensation to the senior officers and certain executive managers based solely upon compounded annual cash operating profit growth for such three-year period. Assuming the increases are achieved, potential awards under the plan range from 20% to 140% of salary, the percentage for each participant commensurate with his or her level of responsibility and thus ability to contribute to growth in cash operating profit.

     Restricted Stock Plan and Stock Option Plan. In furtherance of the Committee's belief that significant ownership by executive management of the Company's shares is essential for long-term growth in share-owner value, the Company has in place a 1991 Stock Option Plan and a 1992 Restricted Stock Award Plan. No individual executive could have been awarded more than 450,000 option shares under the 1991 Stock Option Plan nor more than 300,000 shares under the 1992 Restricted Stock Award Plan.

     A total of 1,109,900 option shares were awarded during fiscal 1993 under the 1991 Stock Option Plan; 123,300 option shares were awarded to the Vice Chairman and Chief Executive Officer and 164,000 option shares were awarded to the President and Chief Operating Officer. All options were awarded at a premium exercise price of 120% of market price on date of grant. Since stock options awarded under this plan are tied to the future performance of the Company's stock, they provide value to the recipient only when the value of the Company's stock increases above the option grant price. The number of individual option grants approved by the Committee was determined by a common formula based upon a percentage of base salary in relation to the current market value of the Company's shares, the amount of which percentage varies with each individual's level of responsibility, with the highest percentages being assigned to the Chief Executive Officer and the Chief Operating Officer. No consideration is given to the number of shares already owned by a recipient.

     The Compensation Committee believes that the Restricted Stock Award Plan, in building stock ownership among the Company's officers and management executives, enhances the potential for profitability and share-owner value. Shares are earned under the Plan based upon a schedule which is indexed to increases in market price of the Company's stock, such that 50% of the award vests if the market price of the Company's stock reaches two times the market price on the grant date, and thereafter based on further increases in the market price of the Company's stock. Shares also vest at retirement, death or disability. A total of 463,100 shares were awarded under the Restricted Stock Award Plan in fiscal 1993; 80,000 shares were awarded to the Vice Chairman and Chief Executive Officer and 109,000 shares to the President and Chief Operating Officer. The number of individual awards made to the officers and executive managers was determined by a formula based upon a percentage of base salary in relation to the current market value of the Company's shares, the amount of which percentage varies with each individual's level of responsibility, with the highest percentages being assigned to the Chief Executive Officer and the Chief Operating Officer.

     The guidelines established by the Committee for the 1993 grants of option shares and restricted stock awards for officers and executive managers were reviewed on the basis of advice from the Company's independent compensation consulting firm, which stated to the Committee that it relied upon its review of similar plans and incentive compensation practices at comparable companies and used data from its own compensation surveys. The Committee's guidelines called for total individual compensation package (salary, bonus and incentives) to fall within the 50th to 75th percentile ranges for comparable positions at comparable companies. The grants to the officers and executive officers fall within the framework of these guidelines.

     Compensation of Chief Executive Officer. The Committee established fiscal 1993 compensation for the Company's Chief Executive Officer on the basis of the following principles and guidelines:

     - The Chief Executive Officer's base salary and incentive compensation should reflect his performance in that capacity, measured primarily by the extent to which the Company attained its specified cash operating profit growth target. For fiscal 1992, the Company's cash operating profit increased eight percent, the goal established by the budget approved by the Company's Board of Directors. This circumstance was the most significant factor to the Committee in deciding the amount of increase to the Chief Executive Officer's salary.

     - The Chief Executive Officer's base salary compensation should also be reviewed in the context of amounts paid to chief executives with comparable levels of experience and qualifications at other corporations engaged in the same or similar businesses, considering also the historic salary levels paid by the Company to its Chief Executive Officer. The Committee concluded, based on data furnished by its independent consultants, that the Chief Executive Officer's 1993 base salary satisfied the test referred to above in all respects.

     - A significant portion of the Chief Executive Officer's cash compensation should be directly tied to the Company's financial performance, with the result under the Company's 1993 Annual Incentive Compensation Plan that the Chief Executive Officer could earn a bonus of as much as 90% of salary depending upon the amount of the Company's 1992 cash operating profit in relation to the increase set forth in the Company's budget approved by the Board of Directors. The other executive officers of the Company earn annual bonuses based upon the same formula, although their respective award percentages of salary may be less, commensurate with their levels of responsibility.

     - In line with the Committee's belief that long-term incentive compensation should be structured so that cash incentives are payable only in the event the Company achieves specified cash operating profit growth targets, and that significant ownership by management is essential for long-term growth in share-owner value, stock options and restricted stock awards should provide share-owner value by providing the potential for additional stock ownership to the Chief Executive Officer. Accordingly, the Committee determined to structure long-term incentive compensation to the Chief Executive Officer in line with the principles followed in setting long-term incentive compensation for the other executive officers (see the preceding discussion). Therefore, the Chief Executive Officer's long-term incentive compensation was set without adjustment to reflect his ownership of the Company's stock he obtained in 1991 in exchange for his interest in Johnston Coca-Cola.

     Section 162(m) of the Internal Revenue Code. The new Section 162(m) of the Internal Revenue Code limits a corporation's ability to take a deduction for federal tax purposes for certain compensation paid to its executives. There is an exception to this limitation for "performance-based" compensation, which requires share-owner approval. Consequently, the Company's Board of Directors has recommended that the following compensation plans applicable to executive officers be submitted to the Company's share owners for approval under the provisions of Section 162(m).

     - 1992 Restricted Stock Award Plan (as amended and restated effective as of February 7, 1994)

     - 1994 Stock Option Plan

     - 1994 Executive Management Incentive Plan

     - 1994-1996 Long-Term Incentive Plan

     If approved by the Company's share owners, the Company believes that all compensation paid or payable under the terms of the above plans to its executive officers covered under Section 162(m) of the Internal Revenue Code will qualify for deductibility under such Section.

                                          T. Marshall Hahn, Chairman
                                          Claus M. Halle
                                          Scott L. Probasco, Jr.
                                          Francis A. Tarkenton

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

     Set forth below is a line graph presentation showing a five-year comparison of the cumulative total return on the Company's common stock to both the S&P Composite 500 Index and an index of peer group companies selected by the Company. The peer group consists of three publicly traded soft drink bottlers:
Coca-Cola Beverages Ltd., Coca-Cola Bottling Co. Consolidated and Whitman Corporation. The graph assumes $100 invested on December 30, 1988 in common stock of the Company and in each index, with the subsequent reinvestment of dividends on a quarterly basis. Each date shown is a fiscal year-end of the Company.

      Measurement Period
    (Fiscal Year Covered)              Company       peer group        S&P 500
12/30/88                                   100             100             100
12/29/89                                106.97           96.20          131.59
12/28/90                                103.96           65.60          127.49
12/31/91                                103.44           93.36          166.17
12/31/92                                 82.73           97.55          178.81
12/31/93                                103.32          121.38          196.75

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

STOCK OWNERSHIP BY AND DIRECTOR RELATIONSHIPS WITH THE COCA-COLA COMPANY

     The Company was formed initially as a wholly owned subsidiary of The Coca-Cola Company, and The Coca-Cola Company remains the largest share owner of the Company, owning as of February 18, 1994, directly and indirectly through its subsidiaries, 56,318,906 shares of common stock of the Company, representing approximately 43.5% of the outstanding common stock of the Company. In addition, two Directors of the Company are executive officers of The Coca-Cola Company, and two other Directors of the Company are former executive officers of The Coca-Cola Company.

AGREEMENTS AND TRANSACTIONS WITH THE COCA-COLA COMPANY

     The Company and The Coca-Cola Company have entered into significant transactions and agreements with one another, incident to their respective businesses, and the Company and The Coca-Cola Company are expected to enter into material transactions and agreements from time to time in the future.

     Material agreements and transactions between the Company and The Coca-Cola Company during 1993 are described below.

     Bottle Contracts and Purchases of Finished Product. For operations within the United States and the Caribbean, the Company and its subsidiaries (referred to collectively as the "Company") purchase syrups and concentrates from The Coca-Cola Company and manufacture, package, distribute and sell liquid nonalcoholic refreshment products under bottle contracts with The Coca-Cola Company. These contracts give the Company the exclusive right to produce and market beverage products of The Coca-Cola Company in bottles and cans in specified territories. The bottle contracts also provide The Coca-Cola Company with the ability to set prices of the syrups and concentrates for the beverages of The Coca-Cola Company, as well as the terms of payment and other terms and conditions under which the Company purchases such syrups and concentrates. The Company has other agreements with The Coca-Cola Company under which it purchases finished product for sale within its territories. Under the international bottle contract applicable to the Company's Dutch subsidiary, Coca-Cola Beverages Nederland B.V. ("CCB Nederland"), CCB Nederland purchases concentrate and syrup from The Coca-Cola Company and manufactures, packages, distributes and sells its principal liquid nonalcoholic refreshment products in bottles in its territory. Additionally, CCB Nederland is required to purchase from The Coca-Cola Company (but does not itself have the right to produce) such products in cans for distribution and sale on a nonexclusive basis within its territory. During the Company's fiscal year ended December 31, 1993, the Company purchased from The Coca-Cola Company approximately $1.2 billion of syrups, concentrates, finished product and, in the Netherlands canned product, under the bottle contracts and other agreements relating to one-year appointments of the Company to sell fountain syrup. The Company anticipates that in 1994, based on volume comparable to that purchased in 1993, the amount to be paid by the Company to The Coca-Cola Company will be substantially the same as paid in 1993, even after giving effect to a 2.5% increase in the price of concentrate purchased by the Company under the bottle contracts.

     Administrative Services Agreements. The Coca-Cola Company provides the Company with services relating to some of the administrative, telecommunications, personnel and transportation activities of the Company. In general, the Company pays The Coca-Cola Company for each service rendered at a rate believed by management of the Company to approximate an arms-length rate for such services. The amount paid by the Company in fiscal 1993 to The Coca-Cola Company for services supplied to the Company for data processing, telephone service, administrative, shipping and miscellaneous supplies was approximately $800,000.

     Lease of Office Space. The Company leases as its headquarters approximately 104,000 square feet of office space in a building owned by The Coca-Cola Company. In 1993, the existing lease was renewed to provide for an annual base rental of approximately $1.7 million until June 30, 1997. The rental rate is fixed with escalation provisions applicable only to operating costs. Operating costs subject to escalation include taxes, normal utilities, security, parking, building maintenance and cleaning services. Services not included will be separately charged on an "as used" basis, based upon market rates. In the opinion of management, the terms of the lease agreement are fair and reasonable and as favorable to the Company as those which could have been obtained from unrelated third parties at the time of its execution. During the Company's fiscal year ended December 31, 1993, lease and related payments made by the Company to The Coca-Cola Company totaled approximately $1.7 million. During 1994, most of the Company's space in The Coca-Cola Company's building will be relinquished when the Company moves certain offices to another office complex in the Atlanta metropolitan area. The annual rental payments will be reduced proportionately to reflect the space being relinquished.

     Tolling Agreements. Most Company locations produce syrup from concentrate and sweeteners purchased from The Coca-Cola Company. However, a Company location in San Leandro, California purchases concentrate from The Coca-Cola Company under a "tolling" agreement and pays a fee to The Coca-Cola Company to combine the concentrate and sweetener to produce syrup. The tolling fee is based on The Coca-Cola Company's cost per gallon of syrup produced and delivered and may be adjusted every three months during the term of the agreement to reflect increases or decreases in production and/or delivery costs. The amount of tolling fees paid by the Company to The Coca-Cola Company under this tolling agreement during the fiscal year ended December 31, 1993 totaled approximately $1.8 million.

     Production of Syrup. The Company produces syrup at its Eagan, Minnesota facility for The Coca-Cola Company. In 1993, The Coca-Cola Company paid the Company approximately $5.1 million for these services.

     Point-of-Sale Expenses. The Company purchases point-of-sale and other advertising items from The Coca-Cola Company. In 1993, the Company paid The Coca-Cola Company approximately $6.9 million for such items and will continue to purchase such materials in 1994.

     Sweetener Requirements Agreement. The Company and The Coca-Cola Company were parties in 1993 to an arm's-length agreement for the purchase by the Company from The Coca-Cola Company of substantially all of the Company's 1993 requirements for sweetener. The amount paid by the Company to The Coca-Cola Company under this agreement during 1993 totaled approximately $211 million. The Company and The Coca-Cola Company have made a similar arrangement that provides for fixed pricing for sweetener in 1994.

     Transshipping. Under the terms of its bottle contracts with The Coca-Cola Company, the Company is prohibited from directly or indirectly selling any of the beverage products of The Coca-Cola Company outside its exclusive territories. Under such contracts, The Coca-Cola Company has the right to assess transshipment damages on behalf of bottlers in other territories for beverage products of The Coca-Cola Company produced by the Company and found in another bottler's territory, regardless of fault. In 1993, the Company paid The Coca-Cola Company approximately $600,000 in transshipment assessments. The Coca-Cola Company generally retains a small proportion of the assessments to offset its administrative and investigation costs and remits the remainder to the bottlers into whose territories the beverages were transshipped.

     Agency Billing and Delivery Arrangements. The Company has entered into agreements with The Coca-Cola Company pursuant to which it sells fountain syrup back to The Coca-Cola Company at prices which generally equate to the prices charged by The Coca-Cola Company to the Company. The Company then delivers such syrup to certain of the major fountain accounts of The Coca-Cola Company, and sometimes, on behalf of The Coca-Cola Company, invoices and collects the receivables with respect to such sales. In 1993, the amounts paid by The Coca-Cola Company to the

Company under these agency arrangements for delivery, billing and collection totaled approximately $11 million.

     Sales of Syrups and Bottle/Can Products. In addition to the fountain syrup sales described above, the Company also, from time to time, sells bottle and can beverage products to The Coca-Cola Company at prices which generally equate to the prices charged by the Company to its major customers. In 1993, the amounts paid by The Coca-Cola Company to the Company for fountain syrups and bottle and can beverage products totaled approximately $209 million. Additionally, the Company and Coca-Cola Bottling Co. Consolidated, another bottler in which The Coca-Cola Company owns an equity interest, bought from and sold to each other finished soft drink product. These transactions occurred in instances where the proximity of one party's production facilities to the other party's markets, as well as other economic considerations, made it more efficient for one bottler to buy finished product than produce it. In 1993, the Company's sales to that bottler totaled approximately $9.8 million and purchases were approximately $18.4 million. The Company expects that additional sales and purchases will occur in 1994.

     Marketing Support Arrangements. Under the Company's bottle contracts with The Coca-Cola Company, The Coca-Cola Company may, but is not obligated to, provide advertising, cooperative marketing or media funding to the Company. The Coca-Cola Company also provides additional funds for the Company's fountain product marketing programs. The Coca-Cola Company provided such support for the Company's 1993 marketing activities and has informed the Company that it intends to provide such funds for the Company's 1994 marketing activities. The Company believes that the aggregate of base marketing funds (excluding special or one-time marketing programs) for 1994 will be at a level comparable to the base marketing funds provided in 1993. Annually, after its review of the Company's marketing and advertising plans for the following year, The Coca-Cola Company formulates a marketing support budget for the Company. During the course of the year, that marketing support level may change due to the competitive environment or other factors. To qualify for all of the formulated marketing support, the Company must commit to local media spending and marketing programs and is expected by The Coca-Cola Company to satisfy certain sales objectives. For 1993, total direct marketing support provided to the Company and its bottlers by The Coca-Cola Company was approximately $256 million, for which the Company was required to pay approximately $65 million for local media and program expense. In the opinion of management of the Company, the amount and terms of such marketing support provided to the Company by The Coca-Cola Company are generally as favorable as provided by The Coca-Cola Company to other Coca-Cola bottlers who have entered into bottle contracts similar to those of the Company bottlers.

     Financing Arrangements. Coca-Cola Financial Corporation ("CCFC") is a wholly owned subsidiary of The Coca-Cola Company. The business of CCFC includes loans of funds on a secured basis and leases of equipment to Coca-Cola bottlers, their customers and other customers of The Coca-Cola Company. Interest rates charged in connection with such transactions are at competitive levels, but for some transactions, interest rates may be, to an extent, subsidized by The Coca-Cola Company. During the Company's 1993 fiscal year, CCFC did not advance funds or enter into any new equipment leases with the Company or any of its bottlers. In 1993, the Company paid CCFC approximately $1.2 million under existing equipment leases.

  Purchase of Coca-Cola Bottlers

     On June 30, 1993, the Company purchased CCB Nederland in the Netherlands and majority interests in both Roddy Coca-Cola Bottling Company, Inc. in Knoxville, Tennessee and Coca-Cola Bottling Company of Johnson City in Johnson City, Tennessee from The Coca-Cola Company for a purchase price of approximately $366 million, which includes both cash paid and debt assumed.

     On January 4, 1994, the Company purchased approximately 4% of the outstanding shares of The Coca-Cola Bottling Company of New York, Inc. ("KONY") from The Coca-Cola Company for approximately $6 million. These shares represent an approximate 9% voting interest. The Company has the right of first refusal, exercisable within five years after the initial purchase of KONY shares, to purchase The Coca-Cola Company's other KONY shares, which would give the Company control of KONY. The Company has the right to nominate one Director to the KONY Board of Directors.

RELATIONSHIPS AND TRANSACTIONS WITH MANAGEMENT AND OTHERS

     Johnston Technology Investments Inc ("JTI"), a subsidiary of Johnston Coca-Cola, currently owns approximately 20% of the capital stock of Debitek, Inc. ("Debitek"), a debit card company located in Chattanooga, Tennessee, and holds warrants and $1.5 million principal amount of convertible subordinated debentures which, if exercised, would increase this percentage of ownership to approximately 45%. The debentures bear interest at the one-year Treasury bill rate plus 1.0% and are payable in full on January 29, 1995. At December 31, 1993, Summerfield K. Johnston, Jr., Vice Chairman of the Board of Directors and Chief Executive Officer of the Company, and Scott L. Probasco, a Director of the Company, each owned approximately 10.8% of the outstanding stock of Debitek; Henry A. Schimberg, John R. Alm, S.K. Johnston III, Philip H. Sanford and Lowry
F. Kline, each an executive officer of the Company, owned, in the aggregate, approximately 5.5% of Debitek's outstanding stock, computed in each case assuming no exercise of warrants or conversion of the debentures held by JTI. Mr. Johnston holds proxies to vote a majority of Debitek's stock. JTI has obtained an irrevocable letter of credit (the "Letter of Credit") to secure a revolving credit facility in the aggregate principal amount of $2 million provided to Debitek by a bank. The loan bears interest at a floating rate equal to the lending bank's base rate minus 0.5% per annum and matures on August 1, 1994. The Letter of Credit expires August 9, 1994. If Debitek defaults on the loan, the lending bank may accelerate the loan and draw the amount then due against the Letter of Credit. Debitek also has in place an unsecured revolving credit agreement (the "Revolving Credit Agreement") pursuant to which JTI has agreed to advance up to $3 million. This Revolving Credit Agreement carries a floating rate of interest equal to the one-year Treasury bill rate plus 1.5%. During 1993, JTI advanced additional funds to Debitek under the Revolving Credit Agreement aggregating approximately $970,000; total advances to Debitek outstanding at December 31, 1993 under this agreement totaled approximately $1.8 million. No interest payments are currently being made to JTI under Debitek's convertible debentures. Under the Revolving Credit Agreement, no repayment of principal has yet been demanded and interest due has been added to the principal of the note. To date, Debitek has not generated sufficient cash flow from its operations to make payments under the debentures and the Revolving Credit Agreement. Debitek has entered into a letter of intent with another company which provides for a merger with that company. If that merger occurs, the amounts due under the convertible debentures, the Revolving Credit Agreement and any amounts required to be paid by JTI if the bank should draw upon the Letter of Credit would be converted into equity securities of Debitek, resulting in JTI's ownership of approximately 31% of the outstanding capital stock of the merged entity. Additionally, it is anticipated that JTI would provide a $1.5 million line of credit to the merged entity, to be repaid within one year.

     The Company sells to the Coca-Cola Bottling Company of Northwest Georgia in Fort Oglethorpe, Georgia, substantially all of that company's requirements for liquid nonalcoholic refreshments. Mr. Johnston is the Chairman of the Board, Treasurer and a 50%-share owner of the Coca-Cola Bottling Company of Northwest Georgia. All such products are produced, shipped and sold at prices equal to the Company's fully absorbed cost, which is usually less than prices that the Company charges to other agency customers, plus reimbursement of product handling charges. These sales totaled $5.8 million in 1993. During 1993, the Company provided loading, administrative and miscellaneous services to the Coca-Cola Bottling Company of Northwest Georgia, which paid the Company approximately $171,000 for such services.

     The Company paid approximately $103,000 of rental and associated charges in 1993 to Mr. Johnston and S. K. Johnston III for the Company's use of certain facilities owned by them.

     During 1993, the Company and its subsidiaries, paid approximately $1.6 million to Archer Daniels Midland Company ("ADM") for carbon dioxide. Howard G. Buffett, a Director of the Company, is also a director and executive officer of ADM.

     Lowry F. Kline, General Counsel of the Company, is a partner in the law firm of Miller & Martin, counsel to the Company, which received approximately $3 million in legal fees from the Company during that firm's 1993 fiscal year.

                APPROVAL OF THE 1992 RESTRICTED STOCK AWARD PLAN
           (AS AMENDED AND RESTATED EFFECTIVE AS OF FEBRUARY 7, 1994)
                                (PROPOSAL NO. 2)

     The Board of Directors of the Company has adopted an amendment and restatement of the Company's 1992 Restricted Stock Award Plan effective as of February 7, 1994 (the "Restricted Stock Plan"; the 1992 Restricted Stock Award Plan as originally approved by the share owners of the Company is referred to herein as the "Original Restricted Stock Plan") and directed that the Restricted Stock Plan be submitted to the share owners for their approval at the Annual Meeting. The Restricted Stock Plan would become effective upon the approval by the holders of a majority of the shares of common stock of the Company represented and entitled to vote at the Annual Meeting. The purpose of the Restricted Stock Plan is to stimulate officers' and key employees' efforts to enhance the Company's financial performance and strengthen their loyalty to the Company. The following summary description of the Restricted Stock Plan is qualified in its entirety by reference to the full text of the Restricted Stock Plan attached hereto as Exhibit A.

     The Original Restricted Stock Plan provided that all restrictions on shares of common stock subject to awards would be removed upon the attainment of specified increases in the price of the Company's common stock, or upon death, disability, or retirement at least six years after the date of grant, and restrictions would be removed from an increasing portion of the shares of common stock subject to the award upon retirement occurring more than four, but less than six, years after the date of the award. The Board of Directors deleted these provisions from the Restricted Stock Plan in favor of provisions described below that link the removal of restrictions from the common stock to increases in the fair market value of the common stock. Shares of common stock subject to awards granted prior to February 7, 1994 are subject to the provisions of the Original Restricted Stock Plan. In addition, the provisions of the Original Restricted Stock Plan for a cash payment to the recipient equal to the federal, state and local tax obligations due to the award have been eliminated.

     The Company intends that awards under the Restricted Stock Plan be "performance-based" compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

     The Company has reserved a total of 725,000 shares of common stock of the Company for issuance in connection with awards granted under the Restricted Stock Plan on or after February 7, 1994. Such shares may be awarded from either authorized and unissued shares or treasury shares. The maximum number of shares that may be awarded under the Restricted Stock Plan to any individual on or after February 7, 1994 is 25% of the aggregate number of shares reserved for issuance as of February 7, 1994 under the Restricted Stock Plan, compared to 20% of the 1,500,000 shares reserved for issuance under the Original Restricted Stock Plan.

     The Restricted Stock Plan is to be administered by a committee of the Board of Directors (the "Restricted Stock Committee"), and will be comprised of no fewer than two members who must be "disinterested persons" within the meaning of Rule 16b-3 under the Securities and Exchange Act of 1934, as amended, and "outside directors" within the meaning of Section 162(m) and the regulations thereunder (including the transition rules of Proposed Treasury Regulations
Section 1.162-27) of the Internal Revenue Code of 1986, as amended. The Restricted Stock Committee will determine, among other things, the officers (including nonemployee officers) and key employ-ees to whom awards are to be granted and the number of shares that may be awarded to each such officer and key employee, as well as to interpret the provisions of the Restricted Stock Plan. Initially, and until a separate committee is appointed, the Restricted Stock Committee will be the Compensation Committee of the Board of Directors.

     Shares of stock awarded under the Restricted Stock Plan may not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of while the recipient is an officer or employee of the Company, The Coca-Cola Company, or a 25%-or-more-owned subsidiary of the Company or The Coca-Cola Company, unless specifically authorized by the Restricted Stock Committee. Approximately 114 officers (including nonemployee officers) and employees of the Company and its 25%-or-more-owned subsidiaries are currently eligible to participate in the Restricted Stock Plan.

     The Restricted Stock Plan allows restrictions to be removed during employment only upon stated increases in fair market value of the common stock. Under the Original Restricted Stock Plan restrictions could be removed for reasons other than increases in the price of the common stock. Restrictions on all shares of stock awarded under the Restricted Stock Plan will be removed solely on account of requisite increases in the price of the common stock within five years from the date of grant (with respect to the 1994 award, the date of grant is February 7, 1994, with a fair market value on that date of $17.6875) and to the extent described below:

          - If the average fair market value of the Company's common stock over twenty consecutive trading days is at least 50% more than the fair market value on the date of grant, all restrictions shall be removed from 50% of the stock under the award;

          - If the average fair market value of the Company's common stock over twenty consecutive trading days is at least 75% more than the fair market value on the date of grant, all restrictions shall be removed from 75% of the stock under the award;

          - If the average fair market value of the Company's common stock over twenty consecutive trading days is at least 100% more than the fair market value on the date of grant, all restrictions shall be removed from 100% of the stock under the award.

     "Fair market value" is defined as the average of the high and low market prices for a share of the Company's common stock, as reported on the New York Stock Exchange -- Composite Transactions Listing or as otherwise determined by the Restricted Stock Committee.

     The stock under an award will be forfeited upon termination of the employment of a recipient by the Company, The Coca-Cola Company and any of their 25%-or-more-owned subsidiaries for any reason (including, but not limited to, termination by the Company with or without cause) other than retirement, death or disability.

     Upon the retirement, death or disability of a participant, the Restricted Stock Plan provides for an additional period during which the requisite increases in the price of the common stock can be achieved in order for restrictions to be removed from the stock, or some portion of the stock. The additional period would be for a maximum of three years from the date of retirement, death or disability, not to exceed five years from the date of the grant.

     During the period stock is subject to forfeiture, the participant is entitled to receive dividends and other distributions on the stock and is entitled to vote such stock on all matters submitted to share owners.

     The Restricted Stock Plan will terminate when all of the stock authorized for award thereunder has been issued and is no longer subject to forfeiture, unless terminated earlier by the Board of Directors or the Restricted Stock Committee.

     The Board of Directors or the Restricted Stock Committee may amend, suspend or terminate the Restricted Stock Plan at any time without the approval of share owners except for amendments for which share-owner approval would be required to retain the benefits of Rule 16b-3 under the Exchange Act or Section 162(m)(3)(C) of the Internal Revenue Code of 1986, as amended. Nevertheless, no such amendment, suspension or termination will affect previously granted awards without the participants' consent unless the Restricted Stock Committee determines that the change is in the best interests of all participants who have received awards.

     The Restricted Stock Committee, subject to the approval of the Restricted Stock Plan by the share owners, has awarded shares of common stock under the Restricted Stock Plan as outlined in the table entitled "New Plan Benefits" in this proxy statement.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO ADOPT THE 1992 RESTRICTED STOCK AWARD PLAN (AS AMENDED AND RESTATED EFFECTIVE AS OF FEBRUARY 7, 1994)

                     APPROVAL OF THE 1994 STOCK OPTION PLAN
                                (PROPOSAL NO. 3)

     The Board of Directors of the Company has adopted the Company's 1994 Stock Option Plan (the "Option Plan") and directed that the Option Plan be submitted to the share owners for their approval at the Annual Meeting. The Option Plan will become effective upon the approval by the holders of a majority of the shares represented and entitled to vote at the Annual Meeting. The purpose of the Option Plan is to advance the interest of the Company and its 25%-or-more-owned subsidiaries by encouraging and enabling the acquisition of a financial interest in the Company by officers and other key employees through grants of stock options ("Options"). The following summary description of the Option Plan is qualified in its entirety by reference to the full text of the Option Plan attached hereto as Exhibit B.

     The Company intends that Options granted under the Stock Option Plan be "performance-based" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

     The total number of shares of common stock that may be issued under the Option Plan pursuant to Options granted may not exceed 2,000,000 shares. Options may be granted to executive officers, other persons within the senior executive band and executive band, branch managers, sales center managers, and other officers and management employees (including nonemployee officers) of the Company and its 25%-or-more-owned subsidiaries who are employed in a position determined by the Option Committee (as defined below) to be eligible to participate in the Option Plan. No person will be granted Options to acquire more than 15% of the aggregate number of shares originally authorized for issuance under the Option Plan. Approximately 800 employees and officers of the Company and its 25%-or-more-owned subsidiaries are currently eligible to participate in the Option Plan.

     The Option Plan is to be administered by a committee of the Board of Directors (the "Option Committee"), and will be comprised of no fewer than two members who must be "disinterested persons" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and "outside directors" within the meaning of Section 162(m) and the regulations thereunder (including the transition rules of Proposed Treasury Regulations Section 1.162-27) of the Internal Revenue Code of 1986, as amended. Initially, and until a separate committee is appointed, the Option Committee will be the Compensation Committee of the Board of Directors. The Option Committee will determine the persons to whom and the times at which Options will be granted, the number of shares to be subject to each Option, the duration of each Option, the times within which the Option may be exercised, the cancellation of the Option (with the consent of the holder thereof) and the other conditions of the grant of an Option. The Option Committee, however, may delegate from time to time to the Chief Executive Officer, the authority to make awards under the Option Plan, unless such delegation would jeopardize the benefits of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or Section 162(m)(3)(C) or regulations thereunder of the Internal Revenue Code of 1986, as amended. The Option Committee also may interpret provisions of the Option Plan. The conditions of the grants of Options need not be the same with respect to each optionee or with respect to each Option.

     No Option granted pursuant to the Option Plan will be transferable otherwise than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act or the rules thereunder.

     Options will be granted with an exercise price of one hundred percent or more of the fair market value of the common stock of the Company on the date of grant. Grants described in the table entitled "New Plan Benefits" in this proxy statement carry an exercise price of one hundred percent of the fair market value of the stock on the date of grant (one hundred twenty percent in the case of certain premium options). With respect to the 1994 grants, the date of grant is February 7, 1994, with the fair market value on that date being $17.6875. Payment of the exercise price may be in cash, or with the prior approval and upon the conditions established by the Options Committee, by delivery of shares of the common stock of the Company owned by the Optionee.

     No Option will be exercisable until at least six months after the later of the date of grant or the date of approval of the Option Plan by share owners. Thereafter, each Option will be exercisable within such time periods as established by the Option Committee on the date of grant, or, in the absence of the Option Committee's establishment of exercise periods: (i) one-third of the total number of shares subject to the Option shall be exercisable after twelve months following the date of grant; (ii) an additional one-third of the total number of shares subject to the Option shall be exercisable after twenty-four months following the date of grant; and (iii) all shares subject to the option shall be exercisable after thirty-six months following the date of grant.

     The Option Committee has the authority to permit an optionee under the Option Plan to surrender for cancellation any unexercised outstanding stock option and receive in exchange from the Company either shares of stock, an Option for shares of stock, or both, in amounts and with features designated by the Option Committee. Furthermore, the Option Committee may extend the duration of any Option for a period not to exceed one year without changing the Option price and on such other terms and conditions as the Option Committee may deem advisable. Unless so extended by the Option Committee, the duration of an option is ten years.

     The Option Committee, in its sole discretion, may cause all outstanding Options held by an optionee upon retirement to become immediately exercisable. Options exercisable upon the retirement of an optionee (whether due to Option Committee action or otherwise) or becoming exercisable thereafter, will expire no later than thirty-six months from the date of such optionee's retirement, or twelve months after the optionee's death, whichever occurs first, unless the Option Committee determines otherwise.

     Upon the death or disability of an optionee prior to termination of employment, all outstanding Options held by such optionee will expire no later than twelve months after such death or disability, unless the Option Committee determines otherwise.

     If an optionee's employment with the Company, The Coca-Cola Company and their 25%-or-more-owned subsidiaries is terminated for any reason except death, disability or retirement, then such optionee's Options will expire no later than six months after the date of such termination of employment; however, any Option held by such optionee may become exercisable at the discretion of the Option Committee.

     In accordance with its authority under the Option Plan, the Option Committee has determined, and the Board has approved, that after the initial six-month holding period, all grants made in 1994 to Senior Executive Band employees will be subject to the following conditions:

          (i) If the average fair market value of the common stock over 20 consecutive trading days exceeds by 60% such value on the date of grant within 60 months of the date of grant, Options will become exercisable to the extent of 50% of the total number of shares subject to the Option; and

          (ii) If the average fair market value of the common stock over 20 consecutive trading days exceeds by 100% such value on the date of grant within 60 months of the date of grant, Options will become exercisable to the extent of all of the shares subject to the Option.

     The Option Committee has also determined that with respect to all grants made in 1994 to Senior Executive Band employees, Options will not become exercisable simply due to the passage of time. If an Option has not yet become exercisable and the optionee should die, become disabled, or retire at or after age 65, the Option will not expire for 36 months from the date of the Optionee's death, disability, or retirement, during which time the Option may become exercisable upon the occurrence of the requisite price increases, except in no event shall the period in which the increases must occur be extended past five years from the date of grant.

     The Board of Directors of the Company or the Option Committee may amend, suspend or terminate the Option Plan at any time without the approval of share owners, except for amendments for which share-owner approval would be required to retain the benefits of Rule 16b-3 under the Exchange Act or Section 162(m)(3)(C) of the Internal Revenue Code of 1986, as amended. Nevertheless, no such amendment, suspension or termination will affect previously granted awards without the participant's consent unless the Option Committee determines that the change is in the best interest of all participants who have received Options.

     All Options that do not qualify for federal income tax purposes as incentive stock options (discussed below) are referred to as nonqualified options. An optionee will not recognize any taxable income at the time of grant of a nonqualified option. Upon exercise of a nonqualified option, the optionee will recognize ordinary income for tax purposes measured by the excess of the then fair market value of the shares over the exercise price.

     The income recognized by an optionee who is also an employee of the Company will be subject to tax withholding. Upon resale of such shares by the optionee, any difference between the sale price and the exercise price, to the extent not recognized as ordinary income upon exercise as provided above, will be treated as either short-term or long-term capital gain or loss (depending on the holding period). The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

     If an Option granted under the Option Plan is an incentive stock option for federal income tax purposes, the optionee will recognize no income upon grant of the Option and incur no tax liability upon exercise of the Option, unless the optionee is subject to the alternative minimum tax. The Company will not be allowed a deduction for federal income tax purposes as a result of the exercise of an incentive stock option, regardless of the applicability of the alternative minimum tax.

     Upon the sale or exchange of the shares received from the exercise of any incentive stock option, at least two years after the grant of the Option and one year after receipt of the shares by the optionee, any gain will be treated as long-term capital gain. If these holding periods are not satisfied, the optionee will recognize ordinary income, generally measured as the difference between the exercise price and the lower of the fair market value of the stock on the date the Option is exercised or the sales price of the stock. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as a long-term or short-term capital gain, depending on the optionee's holding period for the optioned stock. The capital gain is fully includable in gross income. Currently, the maximum individual federal income tax rate on net capital gains (i.e., the excess of net long-term capital gains over short-term capital losses) is 28%.

     The Option Committee, subject to the approval of the Option Plan by the share owners, has awarded options under the Option Plan as outlined in the table entitled "New Plan Benefits" in this proxy statement.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO ADOPT THE 1994 STOCK OPTION PLAN.

            APPROVAL OF THE 1994 EXECUTIVE MANAGEMENT INCENTIVE PLAN
                                (PROPOSAL NO. 4)

     The Board of Directors of the Company has adopted the Company's 1994 Executive Management Incentive Plan (the "Executive Incentive Plan") and directed that the Executive Incentive Plan be submitted to the share owners for their approval at the Annual Meeting. The Executive Incentive Plan will become effective upon the approval by the holders of a majority of the shares of the common stock of the Company represented and entitled to vote at the Annual Meeting. The purpose of the Executive Incentive Plan is to advance the interests of the Company by providing executive officers and managers of the Company with incentive to assist the Company in meeting and exceeding its business goals. The following summary description of the Executive Incentive Plan is qualified in its entirety by reference to the full text of the Executive Incentive Plan attached hereto as Exhibit C.

     The Company intends that the cash awards paid pursuant to the Executive Incentive Plan be "performance-based" compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

     The Executive Incentive Plan will be administered by a committee of the Board of Directors (the "Executive Incentive Plan Committee") and will be comprised of no fewer than two members who must be "outside directors" within the meaning of Section 162(m) and the regulations thereunder (including the transition rules of Proposed Treasury Regulations Section 1.162-27) of the Internal Revenue Code of 1986, as amended. Initially, the Executive Incentive Plan Committee will be the Compensation Committee of the Board of Directors. The Executive Incentive Plan Committee may interpret provisions of the Executive Incentive Plan.

     Cash awards may be made under the Executive Incentive Plan to the chief executive officer, the chief operating officer, senior vice presidents, region vice presidents/general managers, and corporate vice presidents -- levels 1 and
2. Approximately 28 officers and employees of the Company are currently eligible to participate in the Executive Incentive Plan.

     Awards made under the Executive Incentive Plan will be paid solely on account of attainment of the budgeted cash-operating profit of each performance unit of the Company. Performance units are classified as corporate, region or any combination thereof. A minimum award is paid if a specified percentage of the budgeted cash operating profit is attained, the award is increased upon the attainment of budgeted cash operating profit and increased further upon the attainment of specified percentages above budgeted cash operating profit. Awards are granted as a percentage of base salary. For the chief executive officer and the chief operating officer, the award range is 13% to 115%; for a senior vice president, the award range is 11% to 95%. For a region vice president/general manager, a corporate vice president-level 1 and a corporate vice president-level 2, the award ranges vary from 7.15% to 90%.

     The Executive Incentive Plan Committee will have no authority to increase the amount of an award payable to a participant which would otherwise be due upon the attainment of a performance goal, but the Executive Incentive Plan Committee will have the authority to reduce or eliminate any award under the Executive Incentive Plan.

     The Board or the Executive Incentive Plan Committee may terminate or suspend the Executive Incentive Plan in whole or in part, from time to time, and may amend the Executive Incentive Plan from time to time to correct any defect or supply any omission or reconcile any inconsistency in the Executive Incentive Plan or in the awards made thereunder that does not constitute the modification of a material term of the Executive Incentive Plan, without the approval of the share owners of the Company. No action shall be taken, however, without the approval of the share owners unless the Committee determines that the approval of share owners would not be necessary to retain the benefits of Section 162(m)(3)(C) of the Internal Revenue Code of 1986, as amended.

     Subject to the approval of the Executive Incentive Plan by the share owners, the table entitled "New Plan Benefits" in this proxy statement shows, for illustrative purposes only, the amounts which would have been payable to the participants in this plan had it applied to actual 1993 cash operating profit as compared to budgeted 1993 cash operating profit.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO ADOPT THE 1994 EXECUTIVE MANAGEMENT INCENTIVE PLAN.

               APPROVAL OF THE 1994-1996 LONG-TERM INCENTIVE PLAN
                                (PROPOSAL NO. 5)

     The Board of Directors of the Company has adopted the Company's 1994-1996 Long-Term Incentive Plan (the "Long-Term Incentive Plan"), and directed that the Long-Term Incentive Plan be submitted to the share owners for their approval at the Annual Meeting. The Long-Term Incentive Plan will become effective upon the approval by the holders of a majority of the shares of common stock of the Company represented and entitled to vote at the Annual Meeting. The purpose of the Long-Term Incentive Plan is to advance the interests of the Company by providing key management and sales employees with incentive to assist the Company in meeting and exceeding its business goals. The following summary description of the Long-Term Incentive Plan is qualified in its entirety by reference to the full text of the Long-Term Incentive Plan attached hereto as Exhibit D.

     The Company intends that the compensation paid pursuant to the Long-Term Incentive Plan be "performance-based" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

     Cash awards may be made under the Long-Term Incentive Plan to the chief executive officer, the chief operating officer, senior vice presidents, region vice presidents/general managers, corporate vice presidents, region vice presidents, division general managers, directors of corporate departments and division senior staff. Approximately 1,200 employees are currently eligible to participate in the Long-Term Incentive Plan.

     The Long-Term Incentive Plan will be administered by a committee of the Board of Directors (the "Long-Term Incentive Plan Committee") and will be comprised of no fewer than two members who must be "outside directors" within the meaning of Section 162(m) and the regulations thereunder (including the transition rules of Proposed Treasury Regulations Section 1.162-27) of the Internal Revenue Code of 1986, as amended. Initially, and until a separate committee is appointed, the Long-Term Incentive Plan Committee will be the Compensation Committee of the Board of Directors. The Long-Term Incentive Plan Committee may interpret provisions of the Long-Term Incentive Plan.

     Awards made under the Long-Term Incentive Plan will be paid solely on account of the attainment of specified compounded increases in cash operating profit over the period of three calendar years (the "Performance Period") beginning January 1, 1994, as measured on a corporate-wide basis. The awards payable to participants upon the attainment of specified minimum, target and maximum increases in cash operating profit over the Performance Period are as follows, in each case stated as a percentage of base salary:

Chief Executive Officer................................................    20%     40%      80%
Chief Operating Officer................................................    20%     40%      80%
Senior Vice President..................................................    15%     30%      60%
Region Vice President/General Manager..................................  12.5%     25%      50%
Corporate Vice President...............................................  12.5%     25%      50%
Region Vice President..................................................    10%     20%      40%
Division General Manager...............................................    10%     20%      40%
Director of a Corporate Department.....................................    10%     20%      40%
Division Senior Staff..................................................   7.5%     15%      30%

     Awards will be paid in cash in two installments. Fifty percent of the award will be paid in the next calendar year after the end of the Performance Period. The remaining fifty percent will be paid two years after the first payment. With the exception of termination due to death, disability or retirement, a participant must be employed with the Company on the date each installment of the award is paid. Immediate reemployment with The Coca-Cola Company or one of its 25%-or-more-owned subsidiaries is not deemed to be a termination of employment under the Long-Term Incentive Plan.

     The Board or the Long-Term Incentive Plan Committee may terminate or suspend the Long-Term Incentive Plan in whole or in part, from time to time, and may amend the Long-Term Incentive Plan from time to time to correct any defect or supply any omission or reconcile any inconsistency in the Long-Term Incentive Plan or in the awards made thereunder that does not constitute the modification of a material term of the Long-Term Incentive Plan, without the approval of the share owners of the Company. No action shall be taken, however, without the approval of the share owners unless the Committee determines that the approval of share owners would not be necessary to retain the benefits of Section 162(m)(3)(C) of the Internal Revenue Code of 1986, as amended.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO ADOPT THE 1994-1996 LONG-TERM INCENTIVE PLAN.

                               NEW PLAN BENEFITS

     The following table shows: (i) awards of restricted stock under the 1992 Restricted Stock Award Plan (as amended and restated effective as of February 7,
1994); and (ii) grants of Options under the 1994 Stock Option Plan, approved by the Compensation Committee on February 7, 1994, subject to approval by the share owners at the Annual Meeting. The table further shows the awards which would have been paid under the 1994 Executive Management Incentive Plan using, for illustrative purposes, attainment of actual versus budgeted 1993 cash operating profit. However, no illustration is made of the effect of the 1994-1996 Long-Term Incentive Plan since payouts, if any, depend upon compounded cash operating profits over the three-year period ending in 1996 and historical data would not be meaningful, in the opinion of management, because of the change in the Company's principal management and operating strategies commencing at the end of 1991.

                                                                                                    PRO FORMA
                                                                                                   1993 BONUS
                                                             NUMBER OF                NUMBER OF       UNDER
                                                             SHARES OF                  SHARES      EXECUTIVE
                                             DOLLAR VALUE    RESTRICTED    DOLLAR     SUBJECT TO   MANAGEMENT
                                             OF RESTRICTED     STOCK      VALUE OF     OPTIONS      INCENTIVE
             NAME AND POSITION                 STOCK(1)       GRANTED     OPTIONS      GRANTED       PLAN(3)
- -------------------------------------------  -------------   ---------   ----------   ----------   -----------
Summerfield K. Johnston, Jr................   $ 2,051,750     116,000        (2)         147,000   $   502,400
  Vice Chairman and Chief Executive Officer
Henry S. Schimberg.........................     3,148,375     178,000        (2)         129,000       439,600
  President and Chief Operating Officer
John R. Alm................................       442,188      25,000        (2)          43,000       180,880
  Senior Vice President, Chief Financial
  Officer
Norman P. Findley..........................       194,563      11,000        (2)          21,000       109,353
  Vice President, Domestic and
  International Marketing
Robert F. Gray.............................       194,563      11,000        (2)          20,000       105,400
  Vice President, Information Systems
Executive Group............................     6,774,313     383,000        (2)         434,000     1,586,523
Non-Executive Director Group...............             0           0          0               0             0
Non-Executive Officer Employee Group.......     5,377,000     304,000        (2)       1,361,300    19,423,772

- ---------------

(1) The figures shown for the dollar value of restricted stock are derived by multiplying the number of shares of restricted stock granted by the fair market value of the common stock of the Company on February 7, 1994, $17.6875 per share.
(2) Options have an exercise price equal to the fair market value of the common stock of the Company on February 7, 1994, $17.6875 per share, except for certain "premium options" granted to the officers in the executive band, which have an exercise price of $21.225. The actual value an optionee may realize will depend on the excess of the stock price over the exercise price on the date the Option is exercised.
(3) Awards for 1994 under the 1994 Executive Management Incentive Plan are not determinable, because they would be based upon full-year financial results for 1994. The table discloses pro forma bonuses for 1993 based on a comparison of budgeted 1993 cash operating profit to actual 1993 cash operating profit. There can be no assurance that 1993 results are in any way indicative of 1994 results.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                                (PROPOSAL NO. 6)

     The Board of Directors of the Company, upon the recommendation of the Audit Committee, has appointed the firm of Ernst & Young to serve as independent auditors of the Company for the fiscal year ending December 31, 1994, subject to ratification of this appointment by the share owners of the Company at the 1994 Annual Meeting. Ernst & Young has served as independent auditors of the

Company since 1986 and is considered by management of the Company to be well qualified. The Company has been advised by that firm that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of its subsidiaries in any capacity.

     Representatives of Ernst & Young will be present at the Annual Meeting, and they will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

     If the share owners do not ratify the appointment of Ernst & Young, the Board of Directors will reconsider the appointment.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE 1994 FISCAL YEAR.

                              SHARE-OWNER PROPOSAL
                                (PROPOSAL NO. 7)

     The New York City Employees' Retirement System, which owns 239,834 shares of the Company's common stock, has notified the Company that it intends to submit the following proposal at the Annual Meeting:

                CREATION OF AN INDEPENDENT NOMINATING COMMITTEE
                              SHAREHOLDER PROPOSAL
                           COCA-COLA ENTERPRISES INC.

     Submitted on behalf of the New York City Employees' Retirement System by Elizabeth Holtzman, Comptroller of the City of New York.

     WHEREAS, the board of directors is meant to be an independent body elected by shareholders and charged by law and shareholders with the duty, authority and responsibility to formulate and direct corporate policies, and

     WHEREAS, this company has provided that the board may designate from among its members one or more committees, each of which, to the extent allowed, shall have certain designated authority, and

     WHEREAS, we believe that directors independent of management are best qualified to act in the interest of shareholders and can take steps necessary to seek, nominate and present new directors to shareholders, and

     WHEREAS, we believe the selection of new directors is an area in which inside directors may have a conflict of interest with shareholders, and

     WHEREAS, we believe that an increased role for the independent directors would help our company improve its long-term financial condition, stock performance and ability to compete, NOW THEREFORE BE IT RESOLVED, that the shareholders request the company establish a Nominating Committee to recommend candidates to stand for election to the board of directors. The committee shall be composed solely of independent directors. For these purposes, an independent director is one who: (1) has not been employed by the company or an affiliate in an executive capacity within the last five years; (2) is not, and has not been, a member of a company that is one of this company's paid advisors or consultants, (3) is not employed by a significant customer or supplier; (4) does not, and did not, have a personal services contract with the company; (5) is not employed by a tax-exempt organization that receives significant contributions from the company; (6) is not a relative of the management of the company; and
(7) has not had any business relationship that would be required to be disclosed under Regulation S-K. Also, to the extent possible within the standards stated above, no individual shall serve on the Committee in the year preceding the expiration of that individual's term as a director. The Committee's responsibilities shall include establishing procedures for the nominating process and developing for board approval the criteria for nomination.

     The proponent has submitted the following statement in support of the proposal:

          "As long-term shareholders we are concerned about our company's prospects for profitable growth. This proposal is intended to strengthen the process by which nominees are selected. We believe that this will strengthen the board of directors in its role of advising, overseeing and evaluating management.

          We urge you to vote FOR this proposal."

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE PROPOSAL TO ESTABLISH AN INDEPENDENT NOMINATING COMMITTEE.

     We do not think the composition of the nominating committee has any tenable link to the profitability of the Company, as suggested by the proponent.

     We already have a Committee on Directors, which recommends to the entire Board nominees for directors. This committee currently consists of four directors, only one of whom, Mr. Johnston, is an employee of the Company.

     Under the proposal, Mr. Johnston, who is a substantial individual share owner of the Company, would not be eligible to serve on the nominating committee. Also, depending on the definition of "affiliate," this proposal could deny certain employees and former employees of The Coca-Cola Company the ability to serve on this committee. We see no useful purpose in barring any of these persons from the committee.

                 SHARE-OWNER PROPOSALS FOR 1995 ANNUAL MEETING

     Director nominations and other proposals of share owners intended to be presented at the 1995 Annual Meeting of Share Owners must be made in writing and received by the Company on or before November 8, 1994 to be eligible for inclusion in the Company's proxy statement and form of proxy relating to that meeting. If not received within such time period, Director nominations and other share-owner proposals may be submitted to share owners at the 1995 Annual Meeting (although excluded from the Company's proxy statement and form of proxy relating to that meeting) only if submitted in writing in accordance with
Article I, Section 10 of the bylaws of the Company and received by the Company not less than 30 days nor more than 60 days prior to the 1995 Annual Meeting. All share-owner proposals should be submitted by certified mail, return receipt requested, to the Secretary of the Company, Post Office Box 1778, Atlanta, Georgia 30301.

                                 OTHER MATTERS

     Management does not know of any matters other than those referred to in the accompanying notice of the Annual Meeting of Share Owners that may properly come before the meeting or any adjournments thereof. As to any other matters that may properly come before the meeting, it is intended that all properly executed proxies delivered pursuant to this solicitation will be voted on any such matters in accordance with the discretion of the persons named on the enclosed proxy.

                                          J. GUY BEATTY, JR.
                                          Secretary
Atlanta, Georgia
March 8, 1994

                             ---------------------

     THE COMPANY'S 1993 ANNUAL REPORT, WHICH INCLUDES AUDITED FINANCIAL STATEMENTS, HAS BEEN MAILED TO SHARE OWNERS OF THE COMPANY. THE ANNUAL REPORT DOES NOT FORM ANY PART OF THE MATERIAL FOR THE SOLICITATION OF PROXIES.

                             ---------------------

                                                                       EXHIBIT A

                           COCA-COLA ENTERPRISES INC.

                        1992 RESTRICTED STOCK AWARD PLAN
              (AS AMENDED AND RESTATED EFFECTIVE FEBRUARY 7, 1994)

SECTION 1.  PURPOSE

     The purpose of the 1992 Restricted Stock Award Plan (the "Plan") is to advance the interest of Coca-Cola Enterprises Inc. (the "Company") and its Subsidiaries (as defined in Section 4) by stimulating officers' and employees' efforts to meet and exceed its business goals and strengthening their desire to remain in the service of the Company and its Subsidiaries through financial rewards that offer officers (including non-employee officers) and other key employees the opportunity to acquire a financial interest in the Company through grants of restricted shares of the Company's common stock ("Awards").

SECTION 2.  ADMINISTRATION

     The Plan shall be administered by a Compensation Committee (the "Committee") appointed by the Board of Directors of the Company (the "Board") from among its members and shall be comprised of not fewer than two members who shall be "disinterested directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and "outside directors" within the meaning of Section 162(m) and the regulations thereunder (including the transition rules of Proposed Treasury Regulations Section 1.162-27) of the Internal Revenue Code of 1986, as amended.

     The Committee shall determine the persons to whom and the times at which Awards will be granted, the number of shares to be awarded, the times within which the Awards may be subject to or released from forfeiture, the cancellation of any Award (with the consent of the holder thereof), and all other conditions of the Award. The terms and conditions of the Awards need not be the same with respect to each recipient.

     The Committee may, subject to the provisions of the Plan, establish such rules and regulations for the proper administration of the Plan, may make interpretations and may take other action in relation to the Plan as it deems necessary or advisable. Each interpretation or other action made or taken pursuant to the Plan shall be final and conclusive for all purposes and binding upon all persons, including but not limited to the Company, its Subsidiaries, the Committee, the Board, the affected recipients and their respective successors in interest. In addition to such other rights of indemnification as they have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against reasonable expenses (including, without limitation, attorneys' fees) incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal, to which they may be a party by reason of any action taken or failure to act in connection with the Plan or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved to the extent required by and in the manner provided by the Certificate of Incorporation or Bylaws of the Company relating to indemnification of directors) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member or members did not act in good faith and in a manner he, she or they reasonably believed to be in or not opposed to the best interests of the Company.

SECTION 3.  STOCK

     The stock to be issued under the Plan pursuant to the Awards shall be shares of common stock, $1 par value, of the Company (the "Stock"). The Stock shall be made available from authorized and unissued common stock of the Company or from shares of Stock held by the Company in its treasury. On or after February 7, 1994, the total number of shares of Stock that may be issued pursuant to the Awards under the Plan may not exceed 725,000 shares. Such number of shares shall be subject to adjustment in accordance with
Section 8. Shares of Stock that are issued pursuant to the Awards under the Plan and subsequently forfeited shall not be added back to the number of shares of Stock available to be issued under the Plan. Any of the 1,500,000 shares previously authorized for issuance under the Plan and not issued prior to February 7, 1994 shall not thereafter be available for issuance under the Plan.

SECTION 4.  ELIGIBILITY

     Awards may be granted to executive officers, other persons within the senior executive band and the executive band (including non-employee officers) of the Company and its Subsidiaries. "Subsidiary" shall mean any corporation or other business organization in which the Company owns, directly or indirectly, 25% or more of the voting stock or capital at the time of the granting of an Award. No recipient shall acquire, pursuant to the Awards granted under the Plan, more than 25% of the aggregate number of shares of Stock issuable pursuant to Awards under the Plan.

SECTION 5.  RESTRICTIONS UPON THE STOCK

     (a) Restrictions shall apply to all Stock awarded under the Plan and shall be removed solely on account of requisite increases in the price of the Stock within five years of the date of grant of an Award and to the extent described below:

          (1) If the fair market value of Stock under the Award increases by 50% from such value on the date of grant, determined as the average fair market value of the Stock over twenty consecutive trading days, all restrictions shall be removed from 50% of the Stock under the Award;

          (2) If the fair market value of Stock under the Award increases by 75% from such value on the date of grant, determined as the average fair market value of the Stock over twenty consecutive trading days, all restrictions shall be removed from 75% of the Stock under the Award;

          (3) If the fair market value of Stock under the Award increases by 100% from such value on the date of grant, determined as the average fair market value of the Stock over twenty consecutive trading days, all restrictions shall be removed from 100% of the Stock under the Award.

The Committee shall certify in writing that such increases have occurred before restrictions are removed from the certificates evidencing such Stock. Any stock from which restrictions have not been removed within five-years of the date of grants shall be forfeited to the Company.

     (b) Any Stock from which restrictions have not been removed shall be forfeited to the Company upon the termination of the employment of the recipient by the Company and its Subsidiaries for any reason (including, but not limited to, termination with or without cause) other than retirement, death or disability.

     (c) If a recipient retires, dies or becomes disabled at any time within the five years after an Award, the Stock from which restrictions have not been removed shall not be forfeited to the Company for three years from the date of retirement, death or disability, during which time restrictions upon the Stock may be removed upon occurrence of the price increases described in Section 5(a), except that in no event shall the period to which the provisions of Section 5(a) apply be extended past five years from the date of the Award.

     (d) For purposes of this Section 5, the "fair market value" of a share of Stock shall be the average of the high and low market prices on the applicable trading day or on the next preceding trading day, if such date is not a trading day, as reported on the New York Stock Exchange -- Composite Transactions listing or as otherwise determined by the Committee.

     (e) Awards may contain such other provisions, not inconsistent with the provisions of the Plan, as the Committee shall determine to be appropriate at the time of the Award, including the removal of all forfeiture provisions contained in this Section and the nontransferability provisions of Section 6.

     (f) For non-employee officers, termination of services as an officer shall constitute termination of employment for purposes of this Plan, and termination of services as a non-employee officer at age 55 or older shall constitute retirement for purposes of this Plan.

     (g) As used in this Section 5, the term "retirement" shall mean a recipient's voluntary termination of employment on a date which is on or after the earliest date on which such recipient would be eligible for an immediately payable benefit pursuant to (i) for those recipients eligible for participation in the Company's Supplemental Retirement Plan, the terms of that Plan and (ii) for all other recipients, the terms of the Company's Employees' Pension Plan, assuming such recipients were eligible to participate in such Plan, or such comparable plan applicable to such recipient.

     (h) For purposes of this Section 5, a recipient's employment shall not be deemed to have terminated if the recipient obtains immediate employment with an Affiliate of the Company, and termination from such subsequent employment shall be deemed a termination from the Company unless the recipient obtains immediate retirement with the Company or its Subsidiaries. The 'Affiliate" shall include The Coca-Cola Company or any corporation or business entity in which The Coca-Cola Company owns, directly or indirectly, 25% or more of the voting stock or capital.

     (i) "Disability" shall be determined according to the definition of "permanent disability" in the Company's health and welfare plan in effect at the time of the determination.

SECTION 6.  NONTRANSFERABILITY OF AWARDS

     Shares of Stock subject to Awards shall not be transferable and shall not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of while the recipient is an officer or employee of the Company or an Affiliate (as defined in Section 5(h)) unless the restrictions described in Section 5 are removed.

SECTION 7.  RIGHTS AS A SHARE OWNER

     A recipient who receives an Award shall have rights as a share owner with respect to Stock covered by such Award to receive dividends in cash or other property or other distributions or rights in respect to such Stock, and to vote such Stock as the beneficial owner thereof.

SECTION 8.  ADJUSTMENT IN THE NUMBER OF SHARES

     In the event there is any change in the number of shares of Stock outstanding through the declaration of stock dividends, through stock splits or through recapitalization or merger, share exchange, consolidation, combination of shares or otherwise, the Committee or the Board shall make such adjustment, if any, as it may deem appropriate in the number of shares of Stock subject to an Award, the number available for Awards, or in the requisite price increases described in Section 5(a).

SECTION 9.  TAXES

     (a) If a recipient properly elects within 30 days of the date on which an Award is granted to include in gross income for federal income tax purposes an amount equal to the fair market value (on the date of grant of the Award) of the Stock subject to the Award, such person shall make arrangements satisfactory to the Committee to pay to the Company in the year of such Award any federal, state or local taxes required to be withheld with respect to such shares.

     (b) Each recipient who does not make the election described in subsection
(a) of this Section shall, no later than the date as of which the restrictions referred to in Section 5 and such other restrictions as may have been imposed as a condition of the Award lapse, pay to the Company, or make arrangements satisfactory to the Committee regarding payment, of any federal, state or local taxes of any kind required by law to be withheld with respect to the Stock subject to such Award.

     (c) If the recipient shall fail to make the tax payments described in this
Section 9, the Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the recipient the amount of any federal, state or local taxes required by law to be withheld with respect to the Stock subject to such Award.

SECTION 10.  RESTRICTIVE LEGEND AND STOCK POWER

     Each certificate evidencing Stock subject to an Award shall bear an appropriate legend referring to the restrictions applicable to such Award. Any attempt to dispose of Stock in contravention of such restrictions shall be ineffective. The Committee may adopt rules which provide that the certificates evidencing such shares may be held in custody by a bank or other institution, or that the Company may itself hold such shares in custody until the restrictions thereon shall have lapsed and may require as a condition of any Award that the recipient shall have delivered a stock power endorsed in blank relating to the Stock covered by such Award.

SECTION 11.  AMENDMENTS, MODIFICATION AND TERMINATION OF THE PLAN

     The Board or the Committee may terminate the Plan in whole or in part, may suspend the Plan in whole or in part from time to time, and may amend the Plan from time to time, including the adoption of amendments deemed necessary or desirable to qualify the Awards under the laws of the United States and various states (including tax laws) and under rules and regulations promulgated by the Securities and Exchange Commission with respect to persons who are subject to the provisions of Section 16 of the Securities Exchange Act of 1934, or to correct any defect or supply an omission or reconcile any inconsistency in the Plan or in any Award granted thereunder, without the approval of the share owners of the Company.

     However, no such action shall be taken without the approval of the share owners unless the Committee determines that approval of the share owners would not be necessary to retain the benefits of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or Section 162(m)(3)(C) of the Internal Revenue Code of 1986, as amended.

     No amendment or termination or modification of the Plan shall in any manner affect Awards theretofore granted without the consent of the recipient unless the Committee has made a determination that an amendment or modification is in the best interest of all persons to whom Awards have theretofore been granted.

     The Plan shall terminate when all shares of Stock subject to Awards under the Plan have been issued and are no longer subject to forfeiture under the terms hereof unless earlier terminated by the Board or the Committee.

SECTION 12.  GOVERNING LAW

     The Plan and all determinations made and actions taken pursuant thereto shall be governed by the laws of the State of Georgia and construed in accordance therewith.

SECTION 13.  SECTION 16(B) OF THE SECURITIES EXCHANGE ACT OF 1934

     Any action taken by the Committee or the Board of Directors pursuant to the Plan, and any provision of the Plan, is null and void if it does not comply with the requirements of Rule 16b-3 under the Securities Exchange Act of 1934 and would otherwise result in liability under Section 16(b) of that Act.

                                                                       EXHIBIT B

                           COCA-COLA ENTERPRISES INC.

                             1994 STOCK OPTION PLAN

SECTION 1.  PURPOSE

     The purpose of the 1994 Stock Option Plan (the "Plan") is to advance the interest of Coca-Cola Enterprises Inc. (the "Company") and its Subsidiaries (as defined in Section 4) by encouraging and enabling the acquisition of a financial interest in the Company by officers and other key employees through grants of stock options ("Options").

SECTION 2.  ADMINISTRATION

     The Plan shall be administered by a Compensation Committee (the "Committee") appointed by the Board of Directors of the Company (the "Board") from among its members and shall be comprised of not fewer than two members who shall be "disinterested directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and "outside directors" within the meaning of Section 162(m) and the regulations thereunder (including the transition rules of Proposed Treasury Regulations Section 1.162-27) of the Internal Revenue Code of 1986, as amended.

     The Committee shall determine the persons to whom and the times at which Options will be granted, the number of shares to be subject to each Option, the duration of each Option, the times within which the Option may be exercised, the cancellation of the Option (with the consent of the holder thereof) and the other conditions of the grant of an Option. The Committee, however, may delegate, from time to time, to the Chief Executive Officer the authority to make Awards under the Plan, unless such delegation would jeopardize the benefits of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or Section 162(m)(3)(C) regulations thereunder of the Internal Revenue Code of 1986, as amended. The conditions of the grants of Options need not be the same with respect to each optionee or with respect to each Option.

     The Committee may, subject to the provisions of the Plan, establish such rules and regulations for the proper administration of the Plan, may make interpretations and take other action in relation to the Plan as it deems necessary or advisable. Each interpretation or other action made or taken pursuant to the Plan shall be final and conclusive for all purposes and upon all persons including, but without limitation, the Company, its Subsidiaries, the Committee, the Board, the affected optionees, and their respective successors in interest.

     In addition to such other rights of indemnification as they have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against reasonable expenses (including, without limitation, attorneys' fees) incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal, to which they or any of them may be a party by reason of any action taken or failure to act in connection with the Plan or any Option granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved to the extent required by and in the manner provided by the Certificate of Incorporation or Bylaws of the Company relating to indemnification of directors) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member or members did not act in good faith and in a manner he, she or they reasonably believed to be in or not opposed to the best interest of the Company.

SECTION 3.  STOCK

     The stock to be issued under the Plan shall be shares of common stock, $1 par value, of the Company (the "Stock"). The Stock shall be made available from authorized and unissued Stock or from shares of Stock held by the Company in its treasury. The total number of shares of Stock that may be issued under the Plan pursuant to Options granted hereunder may not exceed 2,000,000 shares. Stock subject to any unexercised portion of an Option which expires or is canceled, surrendered or terminated for any reason may again be subject to Options granted under the Plan. Stock received in payment upon the exercise of an Option may not be the subject of a subsequent Option.

SECTION 4.  ELIGIBILITY

     Options may be granted to executive officers, other persons within the senior executive band, the executive band, branch managers, sales center managers, and other officers and management employees (including non-employee officers) of the Company and its Subsidiaries who are employed in a position determined by the Committee eligible to participate in the Plan on the date on which any grant is made.

     "Subsidiary" shall mean any corporation or other business organization in which the Company owns, directly or indirectly, 25% or more of the voting stock or capital at the time of the granting of such Option.

     No person shall be granted the right to acquire pursuant to Options granted under the Plan more than 15% of the aggregate number of shares of Stock originally authorized for issuance under the Plan.

SECTION 5.  AWARDS OF OPTIONS

     (a) Option Price. The option price shall be 100% or more of the fair market value of the Stock on the date of grant.

     (b) Payment. The option price shall be paid in full at the time of exercise. No shares shall be issued until full payment has been received therefor. Payment may be made in cash or, with the prior approval of and upon the conditions established by the Committee, by delivery of shares of Stock owned by the optionee.

     (c) Value. The fair market value of shares of Stock shall be computed on the basis of the average of the high and low market prices at which a share of Stock shall have been sold on the date for which the valuation is made, or on the next preceding trading day if such date was not a trading day, as reported on the New York Stock Exchange Composite Transactions Listing, or as otherwise determined by the Committee.

     (d) Withholding. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the recipient the amount of any federal, state or local taxes required by law to be withheld with respect to the Stock subject to such Award.

     (e) Duration of Options. Subject to the provisions of Section 9, the duration of Options shall be 10 years from date of grant.

     (f) Time Period for Exercise of Options.  Subject to the provisions of
Section 9, no Option shall be exercisable, in whole or in part, for a period of six months after the date on which the Option is granted or, if later, six months after the date of approval of the Plan by share owners. Thereafter, it shall be exercisable (i) within such time periods as established by the Committee on the date of grant, or (ii) in the absence of Committee-established time periods, (A) to the extent of one-third of the total number of shares subject to the Option after 12 months following the date on which the Option is granted, (B) to the extent of an additional one-third of the total number of shares subject to the Option after 24 months following the date on which the Option is granted; and (C) in full after 36 months following the date on which the Option is granted.

     (g) Other Terms and Conditions. Options may contain such other provisions, not inconsistent with the provisions of the Plan, as the Committee shall determine appropriate from time to time. The grant of an Option to any officer or employee shall not affect in any way the right of the Company and any Subsidiary to terminate the relationship between the Company and the optionee.

SECTION 6.  REPLACEMENT

     The Committee from time to time may permit an optionee under the Plan to surrender for cancellation any unexercised outstanding stock option or stock appreciation rights of the Company and receive in exchange from the Company either shares of Stock, an option for such number of shares of Stock, or both, in amounts and with features as designated by the Committee.

SECTION 7.  EXTENSION OF THE TERMS OF OPTIONS

     The Committee may extend the duration of any Option for a period not to exceed one year without changing the option price and on such other terms and conditions as the Committee may deem advisable.

SECTION 8.  NONTRANSFERABILITY OF OPTION

     No Option granted pursuant to the Plan shall be transferable otherwise than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended, or Title 1 of the Employee Retirement Income Security Act or the rules thereunder. Certificate(s) representing the shares of Stock issued upon exercise of an Option shall be issued only in the name of the optionee or in the name of such optionee's duly authorized representative. During the lifetime of an optionee, the Option shall be exercisable only by the optionee personally or by the optionee's legal representative.

SECTION 9.  EFFECT OF TERMINATION OF EMPLOYMENT

  (a) Retirement.

     (i) The Committee, in its sole discretion, may cause all outstanding options held by an optionee upon his or her retirement to become immediately exercisable.

     (ii) All Options exercisable upon retirement of an optionee (whether due to Committee action or otherwise) or becoming exercisable thereafter shall expire no later than (A) 36 months from the date of such optionee's retirement, or (B) 12 months after the optionee's death, whichever occurs first, unless the Committee determines otherwise.

  (b) Death or Disability While Employed.

     Upon the death or disability of an optionee prior to termination of employment, all outstanding options held by such employee expire no later than 12 months after the employee's death or determination of disability, whichever occurs first, unless the Committee determines otherwise.

  (c) Other Termination of Employment.

     (i) Upon the termination of employment of an optionee other than for death, disability or retirement ("Other Termination of Employment"), then the Committee, in its sole discretion, may cause all outstanding nonexercisable Options held by such optionee to become immediately exercisable.

     (ii) All Options exercisable upon the Other Termination of Employment (whether due to Committee action or otherwise) or becoming exercisable thereafter, shall expire no later than six months after the Other Termination of Employment, unless the Committee determines otherwise.

  (d) Definitions and other Determinations.

     (i) "Retirement" means an optionee's voluntary termination of employment on a date which is on or after the earliest date on which such optionee would be eligible for an immediately payable benefit pursuant to (A) for those optionees eligible for participation in the Company's Supplemental Retirement Plan, the terms of that Plan and (B) for all other optionees, the terms of the Company's Employees' Pension Plan, assuming such optionees were eligible to participate in such Plan, or a comparable plan applicable to such optionee. With respect to non-employee officers, "retirement" means termination of services as an officer at or after age 55.

     (ii) "Disability" shall be determined according to the definition of "permanent disability" in the Company's health and welfare plan in effect at the time of the determination.

     (iii) For purposes of this Section 9, a recipient's employment shall not be deemed to have terminated if the recipient obtains immediate employment with an Affiliate of the Company, and termination from such subsequent employment shall be deemed a termination from the Company, unless the recipient obtains immediate reemployment with the Company or its Subsidiaries. The term "Affiliate" shall include The Coca-Cola Company or any corporation or business entity in which The Coca-Cola Company owns, directly or indirectly, 25% or more of the voting stock or capital.

SECTION 10.  NO RIGHTS AS A SHARE OWNER

     An optionee or a transferee of an optionee pursuant to Section 8 shall have no right as a share owner with respect to any Stock covered by an Option or receivable upon the exercise of an Option until the optionee or transferee shall have become the holder of record of such Stock. No adjustments shall be made for dividends in cash or other property or other distributions or rights in respect of such Stock for which the record date is prior to the date on which the optionee or transferee shall have in fact become the holder of record of the share of Stock pursuant to the Option.

SECTION 11.  ADJUSTMENT IN THE NUMBER OF SHARES AND IN OPTION PRICE

     In the event there is any change in the shares of Stock through the declaration of stock dividends or stock splits or through recapitalization or merger, share exchange, consolidation, combination of shares or otherwise, the Committee or the Board shall make such adjustment, if any, as it may deem appropriate in the number of shares of Stock available for Options as well as the number of shares of Stock subject to any outstanding Option and the option price thereof. Any such adjustment may provide for the elimination of any fractional shares which might otherwise become subject to any Option without payment therefor.

SECTION 12.  AMENDMENTS, MODIFICATION AND TERMINATION OF THE PLAN

     The Board or the Committee may terminate the Plan in whole or in part, may suspend the Plan in whole or in part from time to time, and may amend the Plan from time to time, including the adoption of amendments deemed necessary or desirable to qualify the Options under the laws of various states (including tax laws) and under rules and regulations promulgated by the Securities and Exchange Commission with respect to persons who are subject to the provisions of Section 16 of the Securities Exchange Act of 1934, or to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Option granted thereunder, without the approval of the share owners of the Company.

     However, no action shall be taken without the approval of the share owners of the Company if the Committee determines that the approval of share owners would be necessary to retain the benefits of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or Section 162(m)(3)(C) of the Internal Revenue Code of 1986, as amended.

     No amendment or termination or modification of the Plan shall in any manner affect any Option theretofore granted without the consent of the optionee, except that the Committee may amend or modify the Plan in a manner that does affect Options theretofore granted upon a finding by the Committee that such amendment or modification is in the best interest of holders or outstanding Options affected thereby.

     The Plan shall terminate five years after the date of approval of the Plan by the share owners of the Company unless earlier terminated by the Board or by the Committee.

SECTION 13.  GOVERNING LAW

     The Plan and all determinations made and actions taken pursuant thereto shall be governed by the laws of the State of Georgia and construed in accordance therewith.

SECTION 14.  SECTION 16(B) OF THE SECURITIES EXCHANGE ACT OF 1934

     Any action taken by the Committee or the Board pursuant to the Plan, and any provision of the Plan, shall be null and void if it does not comply with the requirements of Rule 16b-3 under the Securities Exchange Act of 1934 and would otherwise result in liability under Section 16(b) of that Act.

                                                                       EXHIBIT C

                           COCA-COLA ENTERPRISES INC.

                    1994 EXECUTIVE MANAGEMENT INCENTIVE PLAN
                          (EFFECTIVE JANUARY 1, 1994)

SECTION 1.  PURPOSE.

     The purpose of the 1994 Executive Management Incentive Plan (the "Plan") is to advance the interest of Coca-Cola Enterprises Inc. (the "Company") by providing executive officers and managers of the Company with incentive to assist the Company in meeting and exceeding its business goals.

SECTION 2.  ADMINISTRATION.

     The Plan shall be administered by a Compensation Committee (the "Committee") appointed by the Board of Directors of the Company (the "Board") from among its members and shall be comprised of not fewer than two members who shall be "outside directors" within the meaning of Section 162(m) and the regulations thereunder, (including the transition rules of Proposed Treasury Regulations Section 1.162-27) of the Internal Revenue Code of 1986, as amended.

     The Committee may, subject to the provisions of the Plan, establish such rules and regulations or take such action as it deems necessary or advisable for the proper administration of the Plan. Each interpretation made or action taken pursuant to the Plan shall be final and conclusive for all purposes and binding upon all persons, including, but not limited to, the Company, the Committee, the Board, the affected Participants (as defined in Section 3), and their respective successors in interest.

     In addition to such other rights of indemnification as they have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against reasonable expenses (including, but not limited to, attorneys' fees) incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal, to which they or any of them may be a party by reason of any action taken or failure to act in connection with the Plan, and against all amounts paid by them in settlement thereof (provided such settlement is approved to the extent required by and in the manner provided by the certificate of incorporation or bylaws of the Company relating to indemnification of directors) or paid by them in satisfaction of a judgment in any such action, suit, or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member or members did not act in good faith and in a manner he, she or they reasonably believed to be in or not opposed to the best interest of the Company.

SECTION 3.  ELIGIBILITY.

     Cash awards ("Awards") may be made under this Plan to executive officers and the senior executive band ("Participants").

SECTION 4.  PERFORMANCE GOAL CRITERIA.

     The Committee shall establish specific objective targets in relation to the cash operating profit, as budgeted by the Company ("budgeted COP") for each performance unit of the Company, including targets at below 100% of budgeted COP. Awards made under the Plan shall be paid solely on account of the attainment of these pre-established targets. For the purposes of the Plan, COP shall be determined as operating income plus depreciation and amortization, normalized for acquisitions, divestitures and other significant financial events. For purposes of the Plan, performance units shall be classified as corporate or region, or any combination thereof.

SECTION 5.  CALCULATION OF AWARDS.

     The Committee has established Award levels, described as percentages by which a Participant's annual base salary shall be multiplied, to determine the amount of an Award payable upon the attainment of specified targets of budgeted COP. The annual base salary used in calculating a Participant's Award shall be that which is in effect on December 31 of the year for which the Award is made. For example, Awards payable upon the attainment of the target of 100% of budgeted COP and the maximum amount that may be awarded under the Plan are set forth in the following table:

                                                                    AWARD AS A PERCENTAGE OF
                                                                     ANNUAL BASE SALARY UPON
                                                                       ATTAINMENT OF GOAL
                                                               -----------------------------------
                                                               AWARD IF 100% OF
                                                                 BUDGETED COP       MAXIMUM AWARD
                         PARTICIPANT                             IS ATTAINED        UNDER THE PLAN
- -------------------------------------------------------------  ----------------     --------------
Chief Executive Officer......................................         65%                 115%
Chief Operating Officer......................................         65%                 115%
Senior Vice President........................................         55%                  95%
Region Vice President/General Manager........................         50%                  90%
Corporate Vice President -- Level 1..........................         50%                  90%
Corporate Vice President -- Level 2..........................         40%                  80%

SECTION 6.  PRORATED AND PARTIAL AWARDS.

     Persons hired or promoted during the Plan year into positions identified in
Section 3 shall be eligible to receive prorated Awards for periods of partial participation. If a Participant is promoted from one eligible position to another eligible position under the Plan, the Participant's Award shall be prorated for the period of time the Participant was employed within each position, using the Participant's annual base salary in effect on December 31 of the year for which the Award is made. Prorated Awards shall be measured according to the nearest whole number of months in which a Participant was employed in each position for which the Award is made.

     Subject to the Committee's discretion, as described in Section 7, partial Awards shall be made to Participants who are not employed in positions described in Section 3 on the last day of the year for which Awards are to be made. A partial Award shall be prorated to the date of the break in service or change in position with the Company or an Affiliate and shall be calculated on the basis of the Participant's annual base salary on the last day in which the Participant is employed in such position. The Committee shall have the authority to reduce or eliminate Awards to a Participant whose employment terminates prior to the last day of the Plan year. For the purposes of this Section 6, "Affiliate" shall include The Coca-Cola Company or any corporation or business entity in which The Coca-Cola Company owns, directly or indirectly, 25% or more of the voting stock or capital.

SECTION 7. DISCRETION OF THE COMPENSATION COMMITTEE.

     All Awards shall be made solely on the basis of the performance goals set forth by the Committee pursuant to Section 4 and only in accordance with the standards set forth in Section 5. The Committee shall have no authority to increase the amount of an Award payable to a Participant which would otherwise be due upon the attainment of the performance goal. The Committee shall, however, have the authority to reduce or eliminate any Award under the Plan.

SECTION 8.  COMMITTEE CERTIFICATION.

     The Committee shall present to the Board written certification that the performance goal of Section 4 has, in fact, been satisfied for any Award made under the Plan.

SECTION 9.  AMENDMENTS, MODIFICATION AND TERMINATION OF THE PLAN.

     The Board or the Committee may terminate the Plan in whole or in part, may suspend the Plan in whole or in part from time to time, and may amend the Plan from time to time to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in the Awards made thereunder that does not constitute the modification of a material term of the Plan, without the approval of the share owners of the Company. No action shall be taken, however, without the approval of the share owners unless the Committee determines that the approval of share owners would not be necessary to retain the benefits of
Section 162(m)(3)(C) of the Internal Revenue Code of 1986, as amended.

SECTION 10.  GOVERNING LAW.

     The Plan and all determinations made and actions taken pursuant thereto shall be governed by the laws of the State of Georgia and construed in accordance therewith.

                                                                       EXHIBIT D

                           COCA-COLA ENTERPRISES INC.

                       1994-1996 LONG-TERM INCENTIVE PLAN

SECTION 1.  PURPOSE.

     The purpose of the 1994-1996 Long-Term Incentive Plan (the "Plan") is to advance the interest of Coca-Cola Enterprises Inc. (the "Company") by providing key management and sales employees with incentive to assist the Company in meeting and exceeding its business goals.

SECTION 2.  ADMINISTRATION.

     The Plan shall be administered by a Compensation Committee (the "Committee") appointed by the Board of Directors of the Company (the "Board") from among its members and shall be comprised of not fewer than two members who shall be "outside directors" within the meaning of Section 162(m) and the regulations thereunder, (including the transition rules of Proposed Treasury Regulations Section 1.162-27) of the Internal Revenue Code of 1986, as amended.

     The Committee may, subject to the provisions of the Plan, establish such rules and regulations or take such action as it deems necessary or advisable for the proper administration of the Plan. Each determination made or action taken pursuant to the Plan, including interpretation of the Plan, shall be final and conclusive for all purposes and upon all persons, including, but not limited to, the Company, the Committee, the Board, officers, the affected Participants (as defined in Section 3), and their respective successors in interest.

     In addition to such other rights of indemnification as they have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against reasonable expenses (including, but not limited to, attorneys' fees) incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal, to which they or any of them may be a party by reason of any action taken or failure to act in connection with the Plan, and against all amounts paid by them in settlement thereof (provided such settlement is approved to the extent required by and in the manner provided by the certificate of incorporation or bylaws of the Company relating to indemnification of directors) or paid by them in satisfaction of a judgment in any such action, suit, or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member or members did not act in good faith and in a manner he, she or they reasonably believed to be in or not opposed to the best interest of the Company.

SECTION 3.  ELIGIBILITY.

     Cash awards ("Awards") may be made under this Plan to the chief executive officer, the chief operating officer, senior vice presidents, region vice presidents/general managers, corporate vice presidents, region vice presidents, division general managers, directors of corporate departments, and division senior staff ("Participants").

SECTION 4.  PERFORMANCE GOAL CRITERIA.

     Awards made under the Plan shall be paid solely on account of the attainment of specified compounded increases in cash operating profit ("COP") over the period of three calendar years (the "Performance Period") beginning January 1, 1994, as measured on a corporate-wide basis. For the purposes of the Plan, COP is determined as operating income plus depreciation and amortization, normalized for acquisitions, divestitures and other significant financial events.

SECTION 5.  CALCULATION OF THE AWARD.

     The Committee has established Award levels, described as percentages by which a Participant's average annual base salary shall be multiplied, to determine the amount of an Award payable upon the attainment of specified compounded increases in the corporate-wide COP. The Participant's average annual base salary used in the calculation of an Award shall be the average of the base salary in effect on the last day of each year of the three year period to which the Plan applies ("Average Annual Base Salary"). The Awards payable upon attainment of specified minimum, target and maximum increases for Participants are set forth in the following table:

                                                              AWARD AS A PERCENTAGE OF AVERAGE
                                                                  ANNUAL BASE SALARY UPON
                                                                       ATTAINMENT OF
                                                           --------------------------------------
                                                            MINIMUM         TARGET        MAXIMUM
                       PARTICIPANT                         INCREASE        INCREASE       INCREASE
- ---------------------------------------------------------  ---------       --------       -------
Chief Executive Officer..................................       20%           40%            80%
Chief Operating Officer..................................       20%           40%            80%
Senior Vice President....................................       15%           30%            60%
Region Vice President/General Manager....................     12.5%           25%            50%
Corporate Vice President.................................     12.5%           25%            50%
Region Vice President....................................       10%           20%            40%
Division General Manager.................................       10%           20%            40%
Director of a Corporate Department.......................       10%           20%            40%
Division Senior Staff....................................      7.5%           15%            30%

SECTION 6.  PAYMENT OF AWARD.

     (i) Awards shall be paid in cash in two installments. Fifty percent of the Award shall be paid in the next calendar year after the end of the Performance Period. The remaining fifty percent shall be paid two years after the first payment. With the exception of termination due to death, disability or retirement, a Participant must be employed with the Company on the date each installment of the Award is paid.

     (ii) For the purposes of this Plan, retirement shall mean a Participant's voluntary termination of employment on a date which is on or after the earliest date on which such Participant would be eligible for an immediately payable benefit pursuant to (A) for those employees eligible for participation in the Company's Supplemental Retirement Plan, under the terms of that Plan and (B) for all other Participants, the terms of the Company's Employee's Pension Plan, assuming such Participants were eligible to participate or such comparable plan applicable to such Participant.

     (iii) A Participant's employment with the Company will be deemed not to be a termination of employment if the Participant's reason for termination with the Company is due to immediate employment with any Affiliate, however, the Participants' Award shall be subject to proration in accordance with Section 7. For of this Section 6, the term "Affiliate" shall include The Coca-Cola Company or any corporation or business entity in which The Coca-Cola Company owns, directly or indirectly, 25% or more of the voting stock or capital.

     (iv) "Disability" shall be determined according to the definition of "permanent disability" in the Company's health and welfare plan in effect at the time of the determination.

SECTION 7.  PRORATED AND PARTIAL AWARDS.

     (i) If during the years to which the Plan applies, an employee is hired or promoted into a position eligible for participation in the Plan, the employee shall be eligible to receive a prorated Award for the period of partial participation. To calculate the average base salary for a prorated Award, each year's base salary shall be prorated based on the period in which the employee was employed in the eligible position.

     (ii) If a Participant is promoted from one position to another position eligible for participation under the Plan, the Participant's Award shall be prorated for the period of time the Participant was employed within each position. The base salary in effect on the last day of each year shall be included in the calculation of the Participant's Average Annual Base Salary, irrespective of the changes of positions. Prorated awards shall be measured according to the number of months in which a Participant was employed within each position for which the Award is made.

     (iii) Partial Awards shall not be paid to a Participant if the Participant's employment is terminated prior to the last day of the Performance Period, unless the Participant's employment is terminated on account of death, disability, or retirement (as defined in Section 6). Partial Awards shall be paid in one installment in the year following the Participant's termination of employment. To determine the Average Annual Base Salary to be used in calculating a partial Award, each year's base salary shall be prorated for the period in which the Participant was employed, and the Average Annual Base Salary shall be determined as the average for the years to which the Plan applies preceding the year of termination. The partial Award shall be calculated on the basis of the compounded increase in COP through the end of the year preceding the Participant's termination of employment.

SECTION 9.  COMMITTEE CERTIFICATION.

     Prior to making an Award under the Plan, the Committee shall present to the Board written certification that the performance-based goal of Section 4 has, in fact, been satisfied.

SECTION 10.  AMENDMENTS, MODIFICATION AND TERMINATION OF THE PLAN.

     The Board or the Committee may terminate the Plan in whole or in part, may suspend the Plan in whole or in part from time to time, and may amend the Plan from time to time to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in the Awards made thereunder that does not constitute the modification of a material term of the Plan, without the approval of the share owners of the Company. No action shall be taken, however, without the approval of the share owners of the Company unless the Committee determines that the approval of share owners would not be necessary to retain the benefits of Section 162(m)(3)(C) of the Internal Revenue Code of 1986, as amended.

SECTION 11.  GOVERNING LAW.

     The Plan and all determinations made and actions taken pursuant thereto shall be governed by the laws of the State of Georgia and construed in accordance therewith.

                          COCA-COLA ENTERPRISES INC.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                        OF COCA-COLA ENTERPRISES INC.
P
R        The undersigned hereby (a) appoints J. Guy Beatty, Jr., Lowry F.
O        Kline, and Philip H. Sanford, each as proxies with full power of
X        substitution, to vote all shares of Common Stock of Coca-Cola
Y Enterprises Inc. owned of record by the undersigned and (b) directs Trust Company Bank, Trustee under the Coca-Cola Enterprises Inc. Matched Employee Savings and Investment Plan, to vote in person or by proxy all shares of Common Stock of Coca-Cola Enterprises Inc. allocated to any accounts of the undersigned under such Plan, and which the undersigned is entitled to vote, on all matters which may come before the 1994 Annual Meeting of Share Owners to be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware, on April 13, 1994, at 10:30 a.m. EST, and any adjournments thereof, unless otherwise specified herein.

         Proposal 1:
             Election of Directors, Nominees:

             For terms to expire at the 1997 Annual Meeting of Share Owners:
             Howard G. Buffett, Johnnetta B. Cole, T. Marshall Hahn, Jr., Claus M. Halle, and Henry A. Schimberg.


             You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxies cannot vote your shares unless you sign and return this card.

                                                               SEE REVERSE SIDE



                       FOLD AND DETACH PROXY CARD HERE


                          COCA-COLA ENTERPRISES INC.

                                   [LOGO]

                      PRODUCTS OF THE COCA-COLA COMPANY
             PRODUCED AND MARKETED BY COCA-COLA ENTERPRISES INC.:
        Coca-Cola, Coca-Cola classic, caffeine free Coca-Cola classic, diet Coke, caffeine free diet Coke, Sprite, diet Sprite, cherry Coke, diet cherry Coke, Fanta brand soft drinks, Fresca, Hi-C brand soft drinks, Mello Yello, diet Mello Yello, Minute Maid and diet Minute Maid brand soft drinks and Juices To Go, Mr. PiBB, diet Mr. PiBB, Nestea, PowerAde, Ramblin'
                    root beer, TAB, and caffeine free TAB.

/ X / Please mark your                                                                                                    2516
      vote as in this
      example.

        This proxy, when properly executed, will be voted in the manner directed herein.  If no directions are given, this proxy  will be voted FOR the election of directors, FOR Proposals, 2, 3, 4, 5, and 6, AGAINST Proposal 7, and as
the proxies deem advisable on all other matters that may properly come before the Meeting.

The Board of Directors recommends a vote FOR Proposals 1, 2, 3, 4, 5, and 6.

                   FOR  WITHHELD                         FOR AGAINST ABSTAIN                                  FOR  AGAINST  ABSTAIN
1.  Election of    / /   / /        2. To approve the    / /   / /   / /      4. To approve the Company's     / /    / /      / /
    Directors                          Company's 1992                            1994 Executive Managment
    (See Reverse)                      Restricted Stock                          Incentive Plan;
                                       Award Plan
For, except vote withheld from the     (as amended and                        5. To approve the Company's    / /    / /      / /
following nominee(s):                  restated);                                1994-1996 Long-Term
                                                                                 Incentive Plan;
                                    3. To approve the    / /   / /   / /
                                       Company's 1994                         6. To ratify the appointment    / /    / /      / /
                                       Stock Option Plan;                        of Ernst & Young as independent
- --------------------------------------                                           auditors of the Company for
                                                                                 the 1994 fiscal year; and

                                                                        The Board of Directors recommends a vote AGAINST Proposal 7.

                                                                             7. Share-Owner Proposal on     / /    / /     /  /
                                                                                creation and composition of
                                                                                a nominating committee.

                                                                                Do you plan to attend the   / /    / /
                                                                                Annual Meeting?             Yes    No

SIGNATURE(S)                                          DATE
            ----------------------------------------       ---------------

Please sign exactly as your name appears hereon.  Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.

                        FOLD AND DETACH PROXY CARD HERE

                               ADMISSION TICKET


                          COCA-COLA ENTERPRISES INC.

                        ANNUAL MEETING OF SHARE OWNERS


                   Wednesday, April 13, 1994, 10:30 a.m. EST
                         du Barry Room, Hotel du Pont
                 11th and Market Streets, Wilmington, Delaware


                                    AGENDA
         -------------------------------------------------------------
                          ELECTION OF FIVE DIRECTORS
                                      -
                 APPROVAL OF 1992 RESTRICTED STOCK AWARD PLAN,
                            AS AMENDED AND RESTATED
                                      -
                      APPROVAL OF 1994 STOCK OPTION PLAN
                                      -
              APPROVAL OF 1994 EXECUTIVE MANAGEMENT INCENTIVE PLAN
                                      -
                APPROVAL OF 1994-1996 LONG-TERM INCENTIVE PLAN
                                      -
             RATIFICATION OF ERNST & YOUNG AS INDEPENDENT AUDITORS
                                      -
       TRANSACTION OF OTHER BUSINESS, INCLUDING A SHARE-OWNER PROPOSAL,
                    AS MAY PROPERLY COME BEFORE THE MEETING


 It is important that your shares are represented at this meeting, whether or not you attend the meeting in person. To make sure your shares are represented, we urge you to complete and mail the proxy card above.


 If you and your guest plan on attending the Annual Meeting, please mark the appropriate box on the proxy card above. Present this Admission Ticket to the
  Coca-Cola Enterprises representative at the entrance to the du Barry Room.